Exhibit 3.1

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

HELLO INC.

An Exempted Company Limited By Shares

NINTH AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF
ASSOCIATION

(adopted by a Special Resolution passed on April 28, 2021 with effect from April 28, 2021)

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

NINTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

HELLO INC.

An Exempted Company Limited By Shares

(Adopted by Special Resolutions passed on April 28, 2021 with effect from April 28, 2021)

1                                         NAME

The name of the Company is Hello Inc.

2                                         STATUS

The Company is a company limited by shares.

3                                         REGISTERED OFFICE

The registered office of the Company is at Osiris International Cayman Limited Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands, or at such other place as the Directors may from time to time decide.

4                                         OBJECTS AND CAPACITY

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (as amended) or any other law of the Cayman Islands. The Company is a body corporate capable of exercising all the functions of a natural person of full capacity, irrespective of any question of corporate benefit.

5                                         SHARE CAPITAL

The share capital of the Company is USD 50,000.00 divided into: (i) 3,666,111,933 Ordinary Shares of a nominal or par value of US$0.00001 each, (ii) 34,669,890 Series Seed Preferred Shares of a nominal or par value of US$0.00001 each, (iii) 72,439,823  Series A Preferred Shares of a nominal or par value of US$0.00001 each, (iv) 55,919,285  Series A1 Preferred Shares of a nominal or par value of US$0.00001 each; (v) 8,107,623  Series A2 Preferred Shares of a nominal or par value of US$0.00001 each, (vi) 80,539,370  Series B Preferred Shares of a nominal or par value of US$0.00001 each, (vii) 179,583,743  Series C Preferred Shares of a nominal or par value of US$0.00001 each, (viii) 16,139,185  Series C+ Preferred Shares of a nominal or par value of US$0.00001 each, (ix) 357,504,897  Series D Preferred Shares of a nominal or par value of US$0.00001 each, (x) 2,125,044  Series E1 Preferred Shares of US$0.00001 each, (xi) 220,811,282 Series E2 Preferred Shares of US$0.00001 each, (xii) 22,700,042 Series E3 Preferred Shares of US$0.00001 each, (xiii) 199,075,558 Series F Preferred Shares of US$0.00001 each, and (xiv) 84,272,325 Series G Preferred Shares of US$0.00001 each, each with power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Act (as amended).

6                                         LIABILITY OF MEMBERS

The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

7                                         CONTINUATION

The Company may exercise the powers contained in the Companies Act (as amended) to transfer and be registered by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be de-registered in the Cayman Islands.

8                                         DEFINITIONS

Capitalized terms used and not defined in this Memorandum of Association shall bear the same meaning as those given in the Articles of Association of the Company.

9                                         EXEMPTED COMPANY

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this Article shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

NINTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

HELLO INC.

An Exempted Company Limited By Shares

(Adopted by Special Resolutions passed on April 28, 2021 with effect from April 28, 2021)

1                                         DEFINITIONS AND INTERPRETATION

1.1                               The regulations contained in Table A in the First Schedule to the Statute do not apply to the Company. In these Articles, if not inconsistent with the context, the following words and expressions shall have the following meanings:

“Additional Number”	has the meaning set forth in Article 5.2(d).

“Additional ROFR Offered Shares”	has the meaning set forth in Article 16.2A(d).

“Affiliate”

means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. With respect to each Investor, the term “Affiliate” also includes (i) any direct or indirect Controlling shareholder of such Investor, (ii) any of such shareholder’s general partners, (iii) the fund manager managing such shareholder (and general partners and senior officers thereof), and (iv) any Person directly or indirectly Controlled by or under common Control with any Person referred to in clause (i) to (iii) above.

“All-Stars”	means All-Stars PEIISP I Limited and All-Stars PESP IX Limited.

“Annual Related-party Transaction Plan”	has the meaning set forth in Article 9.2(a)(x).

“Antfin”	means Antfin (Hong Kong) Holding Limited, a company duly incorporated and validly existing under the Laws of Hong Kong.

“Antfin’s Competitor”

means any Person being engaged in any business that is directly or indirectly competing with the business conducted by Antfin and its Affiliates, including any entity which uses any of the following trade names lawfully in the conduct of its business: Tencent (腾讯), Baidu (百度), JD.com (京东), Meituan (美团) and Didi (滴滴), as well as any other Persons whose more than 20% equity interests is held by the aforementioned Persons, and any successors in title of any of the foregoing entities. Antfin shall have the right to request, acting reasonably and by notice in writing, for an update of the above trade names every six (6) months (provided that the number of updated trade names in the updated list shall not exceed 9) and the list of such trade names may be updated upon approval of the Board.

“Antfin Directors”	has the meaning set forth in Article 26.1.

“Asset Sale”	means a sale, conveyance or disposition of more than fifty percent (50%) of the assets of the Group Companies to any Person other than a Group Company.

“Articles”	means these Articles as originally formed or as from time to time altered by Special Resolution and in accordance with Article 9;

“Available Funds”	has the meaning set forth in Article 8(e)(ii).

“BAI SPA”	means the Share Purchase Agreement entered into by and among the Company, BAI GmbH and Primavera on December 24, 2018 with respect to the purchase of certain Series E3 Preferred Shares.

“Banyan”	means Banyan Partners Fund III, L.P. and Banyan Partners Fund III-A, L.P..

“Board” or “Board of Directors”	means the board of directors of the Company.

“Business”	means the Current Business and the business to be or intended to be conducted by the Group.

“Business Cooperation Agreement”	means the Business Cooperation Agreement entered into by the Domestic Parent and Youon Technology on September 18, 2017.

“Business Day”	means a day (other than a Saturday or Sunday) that banks located in the Cayman Islands, Hong Kong and the PRC are generally open for business.

“CATL”	means Fujian Shidai Mindong New Energy Industry Equity Investment Partnership (Limited Partnership)(福建时代闽东新能源产业股权投资合伙企业(有限合伙).

“CATL’s Competitor”

means any Person being engaged in any business that is directly or indirectly competing with the business conducted by Contemporary Amperex Technology Co., Limited (宁德时代新能源科技股份有限公司) and its Affiliates, being any entity which uses any of the following trade names lawfully in the conduct of its business: LG/LG Chemical(LG/LG化学), BYD(比亚迪), Gotion High-tech (国轩高科), PHYLION(星恒), EVE(亿纬锂能) and each of their Affiliates. CATL shall have the right to request, acting reasonably and by notice in writing, for an update of the foregoing trade names every six (6) months (provided that the number of updated trade names in the updated list shall not exceed five (5) and the list of such trade names may be updated upon approval of the Board and the written consent of CATL).

“Chengdu Habai”	means Chengdu Habai Network Technology Co., Ltd. (成都哈拜网络科技有限公司), a limited liability company organized and existing under the Laws of the PRC.

“Chengwei Capital”	means Changwei Capital HK Limited.

“Chengwei Capital Director”	has the meaning set forth in Article 26.1.

“Circular 37”

means the Circular on Issues Relating to the Administration of Foreign Exchange of Offshore Investment and Financing through Special Purpose Vehicles and Round-Tripping Investment by PRC Resident (《国家外汇管理局关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》[汇发（2014）37号]) issued by the SAFE on July 4, 2014 with effect from July 4, 2014 and any other guidelines, implementing rules, reporting and registration requirements issued by SAFE in relation thereto.

“Company”	means Hello Inc., an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands.

“Company’s Competitor”

means any Person being engaged in any business that is directly or indirectly competing with the Business conducted by any Group Company, being Mobike (摩拜单车), ofo bike (ofo单车), Qibei bike (骑呗单车), Bluegogo (小蓝单车), Kuqi bike (酷骑单车), Xiaoming bike (小鸣单车), Didi (滴滴), Meituan (美团) and Affiliates Controlled by such Persons or any other Persons via a VIE Structure or in contractual control relationship with such Persons. The Founders shall have the right to request, acting reasonably and by notice in writing, for an update of the foregoing Persons every six (6) months (provided that the number of updated Persons (other than any other Persons actually or contractually Controlled by such Persons) shall not exceed 10) and the list of such Persons may be updated upon approval of the Board.

“Contract”

means as to any Person, any contract, agreement, undertaking, understanding, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, or license to which such Person is a party or by which such Person or any of its property is bound, whether oral or written.

“Control”

of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise (including via a VIE Structure), which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Control Documents”	has the meaning set forth in the Series G SPA.

“Conversion Price”

means, with respect to any Preferred Share, the price per Ordinary Share into which such Preferred Share is convertible, and shall initially be the Issue Price with respect to such Preferred Share, subject to the adjustments set forth in Article 7.

“CSRF”	means EverestLu Holding Limited.

“Current Business”

means the bicycle sharing business, electric bicycle sharing business, taxi booking business, ride-sharing business, electric two-wheeler rental/sale business and other services provided through Hellobike “哈啰出行” App, including the operation, maintenance, R&D and related business activities thereof, in which the Group Companies are engaged in by using various technical measures such as QR code scanning, Bluetooth, other internet-based methods, and similar or alternative new methods and technologies that may appear in the future. The bicycle sharing business and electric bicycle sharing business within the preceding sentence shall include (i) operating shared bicycle without docking facilities under the credit-based deposit-free operation model (supplemented by the deposit-required operation mode if the credit-based deposit-free operation model is not feasible) based on the credit system designated by Antfin and (ii) the non-pile operation of the shared bicycle with docking facilities entrusted by the third party or Youon Technology.

“Deed of Adherence”	has the meaning set forth in Article 5.2(e).

“Defaulting Founder”	has the meaning set forth in Article 16.1(g).

“Director”	means a director serving on the Board for the time being of the Company and shall include an alternate Director appointed in accordance with these Articles.

“Distribution”	means a distribution, dividend (including an interim dividend) or other payment or transfer of property of the Company on or in respect of a Share (save in respect of its redemption or repurchase).

“Domestic Group Companies”	means the Domestic Parent, together with Shanghai Junzheng, Shanghai Junfeng, Shanghai Junha, Hangzhou Haxing, Chengdu Habai , Xiamen Haxing, Tangshan Yongduo and Zhengzhou Habai.

“Domestic Parent”	Jiangsu Haluo Puhui Technology Co., Ltd. (江苏哈啰普惠科技有限公司), a limited liability company organized and existing under the Laws of the PRC.

“Employees Holdcos”	means collectively, Flyover One Limited, Flyover Two Limited and Flyover Three Limited.

“ESOP Subscription SPA”	means the Share Purchase Agreement dated March 8, 2021 and entered into by and among the Members (other than S Cloud Venture Capital Ltd., CATL and CSRF) and the Company.

“Equity Securities”

means, with respect to a Person, any shares, share capital, registered capital, ownership interest, equity interest, or other securities, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans or similar rights with respect to such Person, and, with respect to the Company, shall include any Ordinary Shares and Ordinary Share Equivalents of the Company.

“Exercising Preemptive Right Holder”	has the meaning set forth in Article 5.2(d).

“Exercising ROFR Right Holder”	has the meaning set forth in Article 16.2A(d).

“Exempt New Securities”	has the meaning set forth in Article 5.2(b)(vi).

“ESOP”	means the equity incentive plans of the Company that were adopted by the Board of Directors and approved by the Antfin Directors.

“Fair Value”

means the fair value of any Repurchase Share as of the date of the Repurchase Notice, as agreed between the Company and the Preferred Shareholder Majority, or in the absence of any such agreement within 15 days of the date of the Repurchase Notice, as determined (based on the assumption that the Repurchase Shares, on an as-if converted basis, have the same per-share value as fully paid up Ordinary Shares, and that the Company is a going concern and attributing no discount for the fact that the Repurchase Shares represent a minority interest) by an independent international evaluator (who shall make such determination within 30 days after the date of selection, and whose decision, in the absence of manifest error, shall be final and binding on the Parties), mutually agreed between the Company and the Preferred Shareholder Majority (or in the absence of such agreement within 30 days of the date of the Repurchase Notice, selected by the Preferred Shareholder Majority), with significant experience in valuation of companies with primary business that is similar to or largely the same as the primary business then operated by the Company and shall take into account equity market comparables at the time on Qualified Exchanges.

“Flip-up Subscription SPA”

means the Share Purchase Agreement dated December 15, 2020 and entered into by and among the Members (other than the Employees Holdcos, S Cloud Venture Capital Ltd., CATL and CSRF), the Company and other parties listed therein.

“Fosun”	means Shanghai Xinglan Enterprise Management Consulting Partnership (Limited Partnership)（上海星蓝企业管理咨询合伙企业（有限合伙））.

“Fosun Director”	has the meaning set forth in Article 26.1.

“Founders”	means, collectively, YANG Lei(杨磊), JIANG Wei(江伟) and LI Kaizhu(李开逐).

“Founder Directors”	has the meaning set forth in Article 26.1.

“Founder Holdcos”	means, collectively, Joyful Trip Limited, Kite Flying Limited, Budda Sitting Limited and Pleasant Ride Limited.

“Founder Investment Entities”	means, collectively, Gold Guard Investments Limited, Rainbow Reach Investments Limited, Vast Heaven Limited and Heaven Stand Limited.

“Founder Majority”

means one or more Founders who collectively hold more than sixty-six point six seven percent (66.67%) of the voting power of the then issued and outstanding Shares directly or indirectly held by all Founders, Founder Holdcos and Founder Investment Entities.

“GBA”	means Poly Platinum Enterprises Limited.

“General Manager”

means the top executive in charge of the business of the Group who is responsible for reporting to the Board, regardless of whether it holds the position of manager, chief executive officer, president or other titles.

“GGV”	means GGV (Hellobike) Limited.

“GGV Director”	has the meaning set forth in Article 26.1.

“Governmental Authority”

means government of any nation, or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC, the jurisdiction in which the Company is organized, or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order”

means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Grace Period”	has the meaning set forth in Article 8(d)(iv).

“Grains Valley Capital”	means Grains Valley Venture Capital Ltd. and S Cloud Venture Capital Ltd.

“Group Company”

means each of the Company, the HK Company, the WFOEs, the Domestic Group Companies, together with the Subsidiaries (if any) of each of the foregoing, and a “Group Company” means any of them. For purpose of these Articles, Ningde JV shall not be deemed as a Group Company. “Group” refers to all of the Group Companies collectively.

“Hangzhou Haxing”	means Hangzhou Haxing Network Technology Co., Ltd. (杭州哈行网络科技有限公司), a limited liability company organized and existing under the Laws of the PRC.

“HK Company”	means Hong Kong RideTech Limited.

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC.

“Intellectual Property”

means (a) patent and patent application, (b) trademark, service mark, trade name, trade dress and domain name, and business reputation exclusively attached thereto, (c) copyright, including the copyright of computer software and the copyright of database, (d) confidential and proprietary information, including trade secret and know-how, (e) all personal, proprietary or confidential information of users which are collected, used by the Company or to which the Company is authorized to have access in the ordinary course of business, and (f) any rights stipulated by Laws and similar to those listed in the above sections (a) to (e), regardless of whether the aforementioned rights have been applied for registration or registered.

“Intellectual Property Agreement”	means the Intellectual Property Agreement entered into by and between the Domestic Parent and Youon Technology on September 18, 2017.

“Internal Restructuring Agreements”

means the equity transfer agreements executed by Onshore Founder Holdcos and other parties on April 13, 2018, and the capital increase agreement executed by the Domestic Parent and other parties on April 13, 2018.

“Investors”

means Antfin, Youon Investment, Yiche, and all holders of the Series Seed Preferred Shares, the Series A Preferred Shares, the Series A1 Preferred Shares, the Series A2 Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series C+ Preferred Shares, the Series D Preferred Shares, Series E1 Preferred Shares, Series E2 Preferred Shares, Series E3 Preferred Shares, Series F Preferred Shares and the Series G Preferred Shares, each an “Investor”.

“Investor Directors”	has the meaning set forth in Article 26.1.

“Issuance Notice”	has the meaning set forth in Article 5.2(c).

“Issue Price”

means: (a) with respect to the Series Seed Preferred Shares, the Series Seed Issue Price; (b) with respect to the Series A Preferred Shares, the Series A Issue Price; (c) with respect to the Series A1 Preferred Shares, the Series A1 Issue Price; (d) with respect to the Series A2 Preferred Shares, the Series A2 Issue Price; (e) with respect to the Series B Preferred Shares, the Series B Issue Price; (f) with respect to the Series C Preferred Shares, the Series C Issue Price; (g) with respect to the Series C+ Preferred Shares, the Series C+ Issue Price; (h) with respect to the Series D Preferred Shares, the Series D Issue Price; (i) with respect to the Series E1 Preferred Shares, the Series E1 Issue Price; (j) with respect to the Series E2 Preferred Shares, the Series E2 Issue Price, (k) with respect to the Series E3 Preferred Shares, the Series E3 Issue Price; (l) with respect to the Series F Preferred Shares, the Series F Issue Price and (m) with respect to the Series G Preferred Shares, the Series G Issue Price.

“Jingyao”	has the meaning set forth in Article 47(b).

“Joy Global SPA”

means the Share Purchase Agreement entered into by and among the Company, Joy Global Investment Management Limited and Primavera on December 24, 2018 with respect to the purchase of certain Series E3 Preferred Shares.

“Juying ETA”	means the equity transfer agreement executed by the Domestic Parent, Ningbo Juying and other parties on May 30, 2018.

“JV Business”	means battery replacement business through warehouses and cabinets, and electric two-wheeler battery sales/rental business conducted by Ningde JV.

“Key Employee”

means (a) each of the Persons listed in Schedule III of the Shareholders Agreement, or (b) each Person employed by any Group Company whose position is division manager or above, or (c) any Person employed by any Group Company who holds Equity Securities in any Group Company (excluding Han Mei(韩美)), and “Key Employees” means all such Persons collectively.

“Key Investor”

means each Investor who, together with its Affiliates, holds a number of Preferred Shares that, on an as-converted basis, is at least 5% of the then issued and outstanding share capital of the Company as of the relevant time, collectively “Key Investors”.

For the avoidance of doubt, (i) for so long as Chengwei Capital and Javis Auto Inc. are Affiliates, the Shares held by each of Chengwei Capital and Javis Auto Inc. shall be aggregated together for the purposes of determining the availability of their rights as a Key Investor; (ii) for so long as SCGC, Li Yang Hongtu New Economy Venture Capital Partnership (Limited Partnership) (溧阳红土新经济创业投资基金合伙企业(有限合伙)), Changzhou Hongtu Talent Investment Partnership (Limited Partnership) (常州红土人才投资合伙企业(有限合伙)), Shanghai Jinshan Hongtu Venture Capital Investment Center (Limited Partnership) (上海金山红土创业投资中心(有限合伙)), Changzhou Tianrong Equity Investment Center (Limited Partnership (常州天融股权投资中心(有限合伙)), Changzhou Hetai Equity Investment Co., Ltd. (常州和泰股权投资有限公司), Changzhou Jiaheda Venture Capital Investment Center (Limited Partnership (常州嘉和达创业投资中心(有限合伙)) are Affiliates, the Shares held by each of the aforesaid entities shall be aggregated together for the purposes of determining the availability of their rights as a Key Investor; (iii) solely for the purpose of Article 4 (Information and Inspection Rights) of the Shareholders Agreement, for so long as Antfin and High Flyer are Affiliates, the Shares held by each of Antfin and High Flyer shall be aggregated together for the purposes of determining the availability of their rights as a Key Investor under Article 4 of the Shareholders Agreement.

“Law” or “Laws”

means any constitutional provision, statute, law, rule, regulation, ordinance, code, rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any official policy or interpretation or administration of any of the foregoing by any Governmental Authority and any Governmental Order amended.

“Lien Amounts”	has the meaning set forth in Article 11.1.

“Liquidation Event”

means, (i) any liquidation, dissolution or winding up of the Company and/or any of the Domestic Group Companies, either voluntary or involuntary, (ii) a sale, transfer or exclusive licensing of any Intellectual Property of any Group Company to any third party that materially affects the continuation of the operations of the Group, or (iii) termination of any of the Control Documents or dissolution of the arrangement thereunder (in each case provided that if the prior written waiver of each of (w) the Series G Shareholder Super-Majority, (x) Antfin, (y) one or more Investors who hold more than fifteen percent (15%) of the then outstanding Ordinary Shares (on an as-if converted basis), and (z) All-Stars is obtained, then such event shall not be deemed a Liquidation Event). For the avoidance of doubt and notwithstanding the foregoing, neither (A) a sale of Shares by one or more Members, regardless of the percentage of voting power in the Company being transferred in such sale, nor (B) a Trade Sale, shall be deemed as a Liquidation Event.

“Member”	means a duly registered holder from time to time of the shares in the capital of the Company.

“Memorandum of Association”	means the Ninth Amended and Restated Memorandum of Association of the Company, as originally framed or as from time to time altered by Special Resolution.

“Merger Date”	means November 30, 2017.

“New Securities”	has the meaning set forth in Article 5.2(b).

“Ningbo Juying”	means Ningbo Juying Zhu Mei Investment Management Partnership (Limited Partnership) (宁波聚盈逐美投资管理合伙企业(有限合伙)).

“Ningde JV”	means Fujian Ningde Zhixiangwuxian Science and Technology Co. Ltd (福建宁德智享无限科技有限公司) and any Subsidiary of it.

“Non-Exercising Preemptive Right Holder”	has the meaning set forth in Article 5.2(d).

“Offered Shares”	has the meaning set forth in Article 16.2(a)(i).

“Officer”	means any person appointed by the Directors to hold an office in the Company;

“Onshore Founder Holdcos”

means Ningbo Chi Ying Investment Management Partnership (Limited Partnership) (宁波赤盈投资管理合伙企业(有限合伙)), Shanghai Sang Jing Enterprise Management Center (上海桑靖企业管理中心), Ningbo Jun Xing Investment Management Partnership (Limited Partnership) (宁波骏兴投资管理合伙企业(有限合伙)), Shanghai Pan Dai Enterprise Management Center (上海磬戴企业管理中心), Ningbo Shi Xian Investment Management Partnership (Limited Partnership) (宁波仕贤投资管理合伙企业(有限合伙)), Shanghai Luo Wen Business Information Consulting Center (上海珞雯商务信息咨询中心), Ningbo Xin Qian Shun Investment Management Partnership (Limited Partnership) (宁波鑫仟顺投资管理合伙企业(有限合伙)), and Shanghai Ji Zhu Enterprise Management Center (上海暨诸企业管理中心).

“Onshore SPAs”	means the Series C SPA, Pre-Series C+ SPA, the Series D SPAs, the Internal Restructuring Agreements and the Juying ETA.

“Ordinary Shares”	means the ordinary shares in the capital of the Company of par value of US$0.00001 each.

“Ordinary Share Equivalents”	means warrants, options and rights exercisable for Ordinary Shares and instruments convertible into or exchangeable for Ordinary Shares, including, without limitation, the Preferred Shares.

“Ordinary Shareholders”	mean the holders of Ordinary Shares.

“Over-Purchasing Holder”	has the meaning set forth in Article 16.2A(d).

“Oversubscribing Fully Participating Preemptive Right Holder”	has the meaning set forth in Article 5.2(d).

“Pre-Merger Entities”	means the Group Companies listed in Schedule VII of the Shareholders Agreement.

“Participating Shareholders”	has the meaning set forth in Article 47(d)(i).

“Per Share Repurchase Price”	has the meaning set forth in Article 8(b).

“Person”	means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC”

means the People’s Republic of China, but solely for the purposes of these Articles, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.

“Pre-Series C+ SPA”	means the capital increase agreement executed by the Domestic Parent and other parties on October 24, 2017.

“Preemptive Right”	has the meaning set forth in Article 5.2(a).

“Preemptive Right Holder”	has the meaning set forth in Article 5.2(a).

“Preferred Shareholders”

means, collectively, the holders of the Series Seed Preferred Shares, the Series A Preferred Shares, the Series A1 Preferred Shares, the Series A2 Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series C+ Preferred Shares, the Series D Preferred Shares, the Series E1 Preferred Shares, the Series E2 Preferred Shares, the Series E3 Preferred Shares, the Series F Preferred Shares and/or Series G Preferred Shares, and a “Preferred Shareholder” means any of the foregoing.

“Preferred Shareholder Majority”	means one or more Preferred Shareholder who, collectively hold more than fifty percent (50%) of the voting power of the then issued and outstanding Preferred Shares, which shall include Antfin.

“Preferred Shareholder Super-Majority”	means one or more Preferred Shareholders who hold more than sixty-six point six seven percent (66.67%) of the then issued and outstanding Preferred Shares, which shall include Antfin.

“Preferred Shares”

means, collectively, the Series Seed Preferred Shares, the Series A Preferred Shares, the Series A1 Preferred Shares, the Series A2 Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series C+ Preferred Shares, the Series D Preferred Shares, the Series E1 Preferred Shares, the Series E2 Preferred Shares, the Series E3 Preferred Shares, the Series F Preferred Shares and/or the Series G Preferred Shares, and “Preferred Share” means any of the foregoing.

“Primavera”	means Alyssum Holdings Limited.

“Primavera Director”	has the meaning set forth in Article 26.1.

“Prior SPAs”	means the Series G SPA, the Series F+ SPA, the Series F SPA, the Series E SPA, the PV Series E2 SPA, the BAI SPA, the Joy Global SPA and the Onshore SPAs.

“PV Series E2 SPA”

means the Share Purchase Agreement entered into by and among the Company, the HK Company, the WFOE 2, the Domestic Group Companies, the Founders, the Founder Holdcos and Primavera on November 7, 2018 with respect to the purchase of certain Series E2 Preferred Shares.

“PV Series E2 Closing Date”	means the date of the closing under the PV Series E2 SPA.

“Qualified Exchange”

means the New York Stock Exchange, the Nasdaq Global Market System, the Main Board or the Growth Enterprise Market of the Hong Kong Stock Exchange, the Main Market of the London Stock Exchange,the Shanghai Stock Exchange or the Shenzhen Stock Exchange.

“Qualified IPO”

means a firm commitment fully underwritten public offering of Ordinary Shares of the Company on a Qualified Exchange that results in gross proceeds to the Company of at least US$300,000,000, with (i) a pre-offering valuation of at least US$6,000,000,000 and (ii) the price per share offered to the public in the offering in any event never less than the Qualified IPO Share Price if the Company completes such public offering no later than December 31, 2021, or a firm commitment fully underwritten public offering of Ordinary Shares of the Company on a Qualified Exchange that results in gross proceeds to the Company of at least US$300,000,000, completed after December 31, 2021 with (i) a pre-offering valuation of at least US$6,800,000,000 and (ii) the price per share offered to the public in the offering in any event never less than the Qualified IPO Share Price; in each case unless otherwise as approved by the Preferred Shareholder Super-Majority and the Series G Shareholder Super-Majority, provided that the price per share offered to the public in the offering should not be less than the Series G Issue Price in any event.

“Qualified IPO Share Price”

shall mean the minimum price per share, appropriately adjusted to reflect any share split, share dividend, recapitalization, reclassification or similar change in the capital structure of the Company, resulting in a yield to such holder of Series G Preferred Shares of not less than 10% simple interest per year starting from the actual investment date with respect to such holder of Series G Preferred Shares until the date of the Qualified IPO and a yield to each holder of Series F Preferred Shares of no less than 10% simple interest per year starting from actual investment date with respect to such holder of Series F Preferred Shares (for All-Stars PEIISP I Limited such date shall mean February 19, 2020 and for All-Stars PESP IX Limited such date shall mean December 5, 2019) until the date of the Qualified IPO. The “actual investment date” in this definition shall mean the date of payment of relevant investment amount pursuant to the Series F SPA, the Series F+ SPA, the Series G SPA and/or the Series G+ SPA (as the case may be), and the date of issuance of any Shares, the date of closing or the date of payment under the Flip-up Subscription SPA or the ESOP Subscription SPA shall not be regarded as such “actual investment date”.

“Redemption Amount”	has the meaning set forth in Article 7(c)(i).

“Register of Directors and Officers”	means the register of Directors and Officers maintained by the Company in accordance with these Articles.

“Register of Members”	means the register of Members referred to in these Articles.

“Registered Office”	means the registered office for the time being of the Company.

“Registrar”	means the Registrar of Companies and includes the Deputy Registrar of Companies.

“Relative”

of an individual means a husband, wife, father, mother, son, daughter, brother, sister, grandparent, grandchild of such individual, or spouse of any of these, or any other person living in the same household with such individual.

“Remaining Securities”	has the meaning set forth in Article 5.2(d).

“Reminder Notice”	has the meaning set forth in Article 8(d)(iv).

“Representative”	has the meaning set forth in Article 14.2.

“Repurchase”	has the meaning set forth in Article 8(a)(i).

“Repurchase Closing”	has the meaning set forth in Article 8(c)(i).

“Repurchase Notice”	has the meaning set forth in Article 8(a)(i).

“Repurchase Share”	has the meaning set forth in Article 8(a)(i).

“Restructuring”	means the transactions contemplated by the Restructuring Agreement and other Restructuring Documents, collectively.

“Restructuring Agreement”

means the restructuring framework agreement (重组框架协议) concerning the Domestic Parent dated October 30, 2018 by and among the Domestic Parent, Shanghai Junzheng, Shanghai Junfeng, the Founders, the existing shareholders of the Domestic Parent and others.

“Restructuring Documents”

means, collectively, the Contracts that have been entered into by the relevant parties in connection with the Restructuring (including the Restructuring Agreement, the Control Documents and any warrant, subscription agreement and any other Contract granting any existing shareholder of the Domestic Parent the right to subscribe for any Equity Securities of the Company).

“ROFO Notice Period”	has the meaning set forth in Article 16.2(a)(ii).

“ROFO Right Holder”	has the meaning set forth in Article 16.2(a)(i).

“ROFO Offer Notice”	has the meaning set forth in Article 16.2(a)(iv).

“ROFO Shares”	has the meaning set forth in Article 16.2(a)(iv).

“ROFR Offered Shares”	has the meaning set forth in Article 16.2A(a).

“ROFR Right Holder’s Option Period”	has the meaning set forth in Article 16.2A(b).

“ROFR Third Party Purchaser”	has the meaning set forth in Article 16.2A(a).

“ROFR Transfer Notice”	has the meaning set forth in Article 16.2A(a).

“ROFR Transferor”	has the meaning set forth in Article 16.2A(a).

“SAFE”	means the State Administration of Foreign Exchange of PRC.

“Sale Event”

means (a) any breach or non-performance of any provisions in the Transaction Documents by the Company, any Founder, any Founder Holdco or any Founder Investment Entity in any material respect, and such breach or non-performance has had, has, or could reasonably be expected to have, either alone or together with other events, a material adverse effect on any Group Company or any Investor which is a party to the relevant document(s); or (b) the Company fails to complete the Qualified IPO before the date falling seven (7) years after December 1, 2017; provided, that the event specified in clause (a) above may only be regarded as a Sale Event if and only if it is so confirmed by (i) Antfin or (ii) one or more Investor who hold more than fifteen percent (15%) of the then issued and outstanding Ordinary Shares (on an as-if converted basis) or (iii) All-Stars.

“SCGC”	means Shenzhen Capital Group Co.,Ltd (深圳市创新投资集团有限公司).

“Scheduled Repurchase Closing Date”	has the meaning set forth in Article 8(c)(i).

“Seal	means any seal which has been duly adopted as the common seal of the Company and includes every duplicate seal.

“Second ROFR Notice”	has the meaning set forth in Article 16.2A(d).

“Second Participation Notice”	has the meaning set forth in Article 5.2(d).

“Selling Member”	has the meaning set forth in Article 16.3(a).

“Series A Issue Price”

means approximately US$0.1156 per Series A Preferred Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series A Preferred Shares.

“Series A Preferred Amount”	has the meaning set forth in Article 47(a)(ix).

“Series A Preferred Shares”	means the Series A Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth herein and in the Shareholders Agreement.

“Series A1 Issue Price”

means approximately US$0.1156 per Series A1 Preferred Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series A1 Preferred Shares.

“Series A1/A2 Preferred Amount”	has the meaning set forth in Article 47(a)(viii).

“Series A1 Preferred Shares”	means the Series A1 Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth herein and in the Shareholders Agreement.

“Series A2 Issue Price”

means approximately US$0.0092 per Series A2 Preferred Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series A2 Preferred Shares.

“Series A2 Preferred Shares”	means the Series A2 Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth herein and in the Shareholders Agreement.

“Series B Issue Price”

means approximately US$0.1862 per Series B Preferred Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series B Preferred Shares.

“Series B Preferred Amount”	has the meaning set forth in Article 47(a)(vii).

“Series B Preferred Shares”	means the Series B Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth herein and in the Shareholders Agreement.

“Series C Issue Price”

means approximately US$0.6229 per Series C Preferred Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series C Preferred Shares.

“Series C Preferred Amount”	has the meaning set forth in Article 47(a)(vi).

“Series C Preferred Shares”	means the Series C Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth herein and in the Shareholders Agreement.

“Series C SPA”	means the capital increase agreement executed by the Domestic Parent and other parties on September 18, 2017.

“Series C+ Issue Price”

means approximately US$0.9362 per Series C+ Preferred Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series C+ Preferred Shares.

“Series C+ Preferred Amount”	has the meaning set forth in Article 47(a)(v).

“Series C+ Preferred Shares”	means the Series C+ Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth herein and in the Shareholders Agreement.

“Series D Closing Date”

means in terms of Antfin as the subscriber of Series D Preferred Shares, Series D Closing Date is January 12, 2018; in terms of the subscribers of Series D Preferred Shares other than Antfin, Series D Closing Date is January 5, 2018.

“Series D Issue Price”

means approximately US$1.3091 per Series D Preferred Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series D Preferred Shares.

“Series D Preferred Amount”	has the meaning set forth in Article 47(a)(iv).

“Series D Preferred Shares”	means the Series D Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth herein and in the Shareholders Agreement.

“Series D SPAs”	means (a) Series D-1 SPA; (b) Series D-2 SPA; and (c) Series D-3 SPA.

“Series D-1 SPA”	means the capital increase agreement executed by the Domestic Parent and other parties on December 3, 2017.

“Series D-2 SPA”	means the capital increase agreement executed by the Domestic Parent and other parties on December 8, 2017.

“Series D-3 SPA”	means the capital increase agreement executed by the Domestic Parent and other parties on December 12, 2017.

“Series E2 Closing”	means the consummation of the sale and issuance of the Series E2 Preferred Shares and the Reclassification pursuant to the Series E SPA.

“Series E2 Closing Date”	means the date of Series E2 Closing.

“Series E1 Issue Price”

means approximately US$1.5373 per Series E1 Preferred Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series E1 Preferred Shares.

“Series E2 Issue Price”

means approximately US$1.6944 per Series E2 Preferred Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series E2 Preferred Shares.

“Series E3 Issue Price”

means approximately US$1.1013 per Series E3 Preferred Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series E3 Preferred Shares.

“Series E1/E2/E3 Preferred Amount”	has the meaning set forth in Article 47(a)(i).

“Series E1 Preferred Shares”	means the Series E1 Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth herein and in the Shareholders Agreement.

“Series E2 Preferred Shares”	means the Series E2 Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth herein and in the Shareholders Agreement.

“Series E3 Preferred Shares”	means the Series E3 Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth herein and in the Shareholders Agreement.

“Series E Preferred Shares”	means collectively the Series E1 Preferred Shares, the Series E2 Preferred Shares and the Series E3 Preferred Shares.

“Series E SPA”

means the share purchase agreement entered by and among the Company, the HK Company, the WFOE 2, the Domestic Group Companies, the Founders, the Founder Holdcos and certain parties thereto on November 7, 2018.

“Series F Closing Date”	means the date of the Closing under the Series F SPA.

“Series F Issue Price”

means approximately US$2.2838 per Series F Preferred Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series F Preferred Shares.

“Series F Preferred Amount”	has the meaning set forth in Article 47(a)(i).

“Series F Preferred Shares”	means the Series F Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth herein and in the Shareholders Agreement.

“Series F SPA”

means the share purchase agreement dated November 22, 2019 with respect to the purchase of certain Series F Preferred Shares by the Company, the HK Company, the WFOE, the Domestic Group Companies, the Founders, the Founder Holdcos and certain holders of Series F Preferred Shares.

“Series F+ Closing Date”	means the date of the Closing under the Series F SPA+.

“Series F+ SPA”

means the share purchase agreement entered by and among the Company, the HK Company, the WFOEs, the Domestic Group Companies, the Founders, the Founder Holdcos and certain parties thereto on August 14, 2020.

“Series G Closing Date”	means the date of the Closing under the Series G SPA.

“Series G SPA”

means the amended and restated share purchase agreement entered by and among the Company, the HK Company, the WFOEs, the Domestic Group Companies (other than Xiamen Haxing and Tangshan Yongduo), the Founders, the Founder Holdcos and certain holders of Series G Preferred Shares (other than CSRF and Javis Auto Inc.) thereto on March 30, 2021.

“Series G+ SPA”

means the share purchase agreement entered by and among the Company, the HK Company, the WFOEs, the Domestic Group Companies, the Founders, the Founder Holdcos and certain holders of Series G Preferred Shares (other than CATL) thereto on March 31, 2021.

“Series G Issue Price”

means approximately US$2.7981 per Series G Preferred Share with respect to all Series G Preferred Shares held by CATL and 966,127 Series G Preferred Shares held by S Cloud Venture Capital Ltd., and approximately US$2.8673 with respect to all Series G Preferred Shares held by CSRF, all Series G Preferred Shares held by Javis Auto Inc., and 1,862,153 Series G Preferred Shares held by S Cloud Venture Capital Ltd., in each case, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series G Preferred Shares.

“Series G Preferred Amount”	has the meaning set forth in Article 47(a)(i).

“Series G Preferred Shares”	means the Series G Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth herein and in the Shareholders Agreement.

“Series G Shareholder Super-Majority”	means one or more holders of Series G Preferred Shares who hold more than sixty-eight point seven percent (68.7%) of the then issued and outstanding Series G Preferred Shares.

“Series Seed Issue Price”

means approximately US$0.0893 per Series Seed Preferred Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series Seed Preferred Shares.

“Series Seed Preferred Amount”	has the meaning set forth in Article 47(a)(x).

“Series Seed Preferred Shares”	means the Series Seed Preferred Shares of the Company, par value US$0.00001 per share, with the rights and privileges as set forth herein and in the Shareholders Agreement.

“Shanghai Junfeng”	means Shanghai Junfeng Network Technology Co., Ltd. (上海钧丰网络科技有限公司), a limited liability company organized and existing under the Laws of the PRC.

“Shanghai Junha”	means Shanghai Junha Network Technology Co., Ltd. (上海钧哈网络科技有限公司), a limited liability company organized and existing under the Laws of the PRC.

“Shanghai Junzheng”	means Shanghai Junzheng Network Technology Co., Ltd. (上海钧正网络科技有限公司), a limited liability company organized and existing under the Laws of the PRC.

“Share”	means a share in the capital of the Company, including a fraction of a share issued or authorised to be issued by the Company.

“Shareholders Agreement”

means the eighth amended and restated shareholders agreement entered by and among the Company, the HK Company, the WFOEs, the Founders, the Founder Holdcos, the Founder Investment Entities, the Employees Holdcos and certain parties thereto on April 28, 2021.

“Special Resolution”

means a special resolution passed in accordance with Section 60 of the Statue, being a resolution: (a) passed by a majority of not less than two-thirds of such Members as, being entitled to do so, vote in person or by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a Special Resolution has been duly given; or (b)approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members;

“Statute”	means the Companies Act (2021 Revision) of the Cayman Islands and every modification, re-enactment or revision thereof for the time being in force;

“Subsidiary”

means, with respect to any Person, each other Person in which the first Person: (a) owns or Controls, directly or indirectly, more than fifty percent (50%) of the issued and outstanding share capital, voting interests or other equity interests; (b) holds the rights to more than fifty percent (50%) of the economic interest of such other Person, including interests held through a VIE Structure or other contractual arrangements; or (c) has a relationship such that the financial statements of such other Person may be consolidated into the financial statements of the first Person under applicable accounting conventions.

“Strategic Cooperation Agreement”	means the Strategic Cooperation Agreement entered into by the Domestic Parent and Antfin or any Person designated by Antfin.

“Tangshan Yongduo”	means Tangshan Yongduo Technology Co. Ltd. (唐山永多科技有限公司), a limited liability company organized and existing under the Laws of the PRC.

“Trade Sale”

“Trade Sale” means, (i) an Asset Sale, or (ii) any of the following transactions (or series of related transactions): any transfer of Equity Securities of the Company, or any consolidation, amalgamation, merger, recapitalization, share exchange, liquidation, winding up, scheme of arrangement or other reorganization or similar business combination involving the Company in which any Member of the Company immediately prior to such transaction or any third party (the “TS Transferee”), acting alone or in concert with another institutional or corporate shareholder (not including any Founder Holdco or Founder Investment Entity or other entity Controlled by one or more Founders) (an “Institutional Shareholder”), (x) together with its Affiliates own in the aggregate Shares representing more than fifty percent (50%) of the Company’s aggregate voting power, and (y) have the right to appoint a majority of the directors of the Board or the right to direct the management of the Company (for the avoidance of doubt, the right to direct the management of the Company shall mean the discretion to appoint CEO, CFO, or legal representative of the Company, and the veto power on the appointment of the General Manager and chief financial officer shall in no event be deemed as the right to direct the management of the Company) immediately upon or after the consummation of such transaction. For the avoidance of doubt, a transaction shall not be deemed a Trade Sale provided that the resulting transaction did not (i) permit a single Institutional Shareholder to appoint a majority of the directors of the Board, or (ii) consolidate the financial statement of the Company under US GAAP or IFRS into the financial statement of any Institutional Shareholder.

“Transaction Documents”

means the Shareholders Agreement, these Articles, the ESOP Subscription SPA, the Series E SPA, the PV Series E2 SPA, the BAI SPA, the Joy Global SPA, the Onshore SPAs, the “Transaction Documents” as defined in the Series G+ SPA, Series G SPA, the Flip-up Subscription SPA, Series F+ SPA, Series F SPA, the Upward-Shift-of-Equity SPA, the Control Documents, the Strategic Cooperation Agreement, the Business Cooperation Agreement, and the Intellectual Property Agreement, in each case, as amended from time to time and other agreements and documents expressly provided for under each of the aforesaid documents.

“Transfer”

means any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, without limitation, transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees, or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntarily, involuntarily or by operation of law, directly or indirectly.

“Transfer Notice”	has the meaning set forth in Article 16.2(a)(i).

“Transferor”	has the meaning set forth in Article 16.2(a)(i).

“Transmission Event”	has the meaning set forth in Article 14.2.

“Trusts”

means, (i) the arrangements under the Deed of Settlement entered into by Joyful Trip Limited and the Trustee, (ii) the arrangements under the Deed of Settlement entered into by Kite Flying Limited and the Trustee, (iii) the arrangements under the Deed of Settlement entered into by Budda Sitting Limited and the Trustee, and (iv) the arrangements under the Deed of Settlement entered into by Pleasant Ride Limited and the Trustee. A “Trust” means any one of them.

“Trust Holdcos”	means Colour Wheel Global Limited, First Raise Limited, Hill Sun Limited and Ever Youth Global Limited. A “Trust Holdco” means any one of them.

“Trustee”	means with Vistra Trust (Singapore) Pte. Limited.

“High Flyer”	means High Flyer Ltd..

“Unpurchased ROFR Offered Shares”	has the meaning set forth in Article 16.2A(d).

“Upward-Shift-of-Equity SPA”	means the share purchase agreement entered by and among the Company, HK Company, WFOE 2, the Founders, the Founder Holdcos and certain parties thereto on October 31, 2018.

“VIE Structure”

means the investment structure in which a PRC-domiciled operating entity and its PRC shareholders enter into a number of contracts with a non-PRC investor (or a foreign-invested enterprise incorporated in the PRC invested by the non-PRC investor) pursuant to which the non-PRC investor achieves control of the PRC-domiciled operating entity and consolidates the financials of the PRC-domiciled entity with those of the non-PRC investor.

“WFOE 1”	means Shanghai Haluo Corporate Development Co. Ltd. (上海哈啰企业发展有限公司)

“WFOE 2”	means Shanghai Hamao Commerce Consult Co., Ltd. (上海哈茂商务咨询有限公司)

“WFOEs”	means WFOE 1 and WFOE 2

“Xiamen Haxing”	means Xiamen Haxing Network Technology Co., Ltd. (厦门哈行网络科技有限公司), a limited liability company organized and existing under the Laws of the PRC.

“Yang Lei Director”	has the meaning set forth in Article 26.1.

“Yiche”	means Bitauto Hong Kong Limited

“Youon Investment”	means YOUON (Cayman) Investment Co., Ltd.

“Youon Technology”	means Youon Technology Co., Ltd. (永安行科技股份有限公司).

“Youon Technology Repurchase Event”

means (a) any event occurred before the Merger Date or (b) any breach or non-performance of any provisions in the Series C SPA, the Pre-Series C+ SPA, the articles of association and the joint venture contract of the Domestic Parent that were in effect prior to Series D Closing Date, the Strategic Cooperation Agreement, the Business Cooperation Agreement or the Intellectual Property Agreement by Youon Parties in any material respect, and such event or such breach or non-performance has had, either alone or together with other events, a material adverse effect on any Group Company or any Investor which is a party to the relevant document(s); provided, that the above event may only be regarded as a Youon Technology Repurchase Event if and only if it is so confirmed by (i) Antfin (or Antfin Directors) or (ii) one or more Investor who hold more than fifteen percent (15%) of the then outstanding Ordinary Shares (on an as-if converted basis) (or director(s) designated by such Investor(s)), or (iii) All-Stars. For the avoidance of doubt, if Antfin or one or more Investors who hold more than fifteen percent (15%) of the then issued and outstanding Ordinary Shares (on an as-if converted basis) or All-Stars (or Antfin Directors or director(s) designated by Investor(s) who hold more than fifteen percent (15%) of the then issued and outstanding Ordinary Shares (on an as-if converted basis) has approved that any Group Company or relevant party may cause the above event to happen, or have disagreed that the above event is to be viewed as a Youon Technology Repurchase Event, then such event shall not be regarded as a Youon Technology Repurchase Event.

“Youon Parties”	means Youon Investment and Youon Technology.

“Zhengzhou Habai”	means Zhengzhou Habai Network Technology Co., Ltd. (郑州哈拜网络科技有限公司), a limited liability company organized and existing under the Laws of the PRC.

1.2                               In these Articles, unless the context otherwise requires a reference to:

(a)                                words importing the masculine gender include the feminine gender;

(b)                                 provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

(c)                                  the singular includes the plural and vice versa;

(d)                                 a person includes all legal persons and natural persons; and

(e)                                  legal persons include all forms of corporate entity and any other person having capacity to act in its own name created by or in accordance with the laws or regulations of any jurisdiction.

1.3                               Headings are for ease of reference only and shall be disregarded in interpreting the Memorandum and the Articles.

2                                         COMMENCEMENT OF BUSINESS

2.1                               Commencement. The business of the Company may be commenced at such time as determined by the Directors.

2.2                               Commencement Costs and Expenses. The Directors may pay, out of capital or other money of the Company, all costs and expenses incurred in the establishment and registration of the Company.

3                                         CERTIFICATES OF SHARES

3.1                               Each Member shall be entitled to a share certificate. Subject to Article 16.7, share certificates representing shares of the Company shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorized by the Directors. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the Person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the Register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled, and subject to these Articles, no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorize certificates to be issued with the seal and authorized signature(s) affixed by some method or system of mechanical process.

3.2                               The Company shall not be bound to issue more than one certificate for shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

3.3                               Any Member receiving a share certificate shall indemnify and hold the Company and its Directors and Officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof.

3.4                               If a share certificate be defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

4                                         REGISTER OF MEMBERS

The Company shall maintain or cause to be maintained a Register of Members in accordance with the Statute.

5                                         ISSUE OF SHARES

5.1                               Subject to the other provisions in these Articles, and as long as such action complies with the terms of the Shareholders Agreement (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper. The Company shall not issue shares in bearer form.

5.2                               Preemptive Rights.

(a)         Each Member of the Company (other than Yiche) (a “Preemptive Right Holder”) shall have a right (the “Preemptive Right”) to purchase up to its pro rata share of any New Securities that the Company may (after having obtained the requisite prior written consents in accordance with Article 9) from time to time propose to sell or issue, in the proportions set forth in this Article 5.2(a).  Each Preemptive Right Holder’s “pro rata share” for the purposes of this Article 5.2(a) shall be determined according to the aggregate number of Ordinary Shares held by such Preemptive Right Holder on an issued and outstanding and as-converted basis immediately prior to the issuance of the New Securities in relation to the aggregate number of Ordinary Shares held by all Preemptive Right Holders on an issued and outstanding and as-converted basis immediately prior to the issuance of the New Securities. For the avoidance of doubt, the Members do not have the Preemptive Right in respect of any issuance of the Exempt New Securities.

(b)         “New Securities” shall mean subject to this Article 5.2, any Equity Securities of the Company issued or proposed to be issued, provided, however, that the term “New Securities” shall not include:

(i)             any Ordinary Shares, or any option or warrant to acquire any Ordinary Shares, issued to employees, officers, consultants or directors of the Company pursuant to the ESOP that has been approved with the requisite prior written consents in accordance with Article 9.2(a)(vii);

(ii)          Equity Securities of the Company issued upon conversion of any Preferred Shares, or as dividend or distribution on all Preferred Shares on a pro rata basis;

(iii)       Equity Securities of the Company issued in a Qualified IPO;

(iv)      Equity Securities of the Company issued in connection with any share split, share dividend, subdivision, combination, or similar transaction of the Company in respect of all of the share capital of the Company on a pro rata basis (together with the above item (i), (ii), and (iii), the “Exempt New Securities”).

(c)          In the event the Company proposes to undertake an issuance of New Securities, it shall give each Preemptive Right Holder written notice (an “Issuance Notice”) of such proposal, describing (i) the type of New Securities, (ii) the identity of the prospective subscriber(s), and (iii) the price and the material terms upon which the Company proposes to issue the same.  The Issuance Notice shall certify that the Company in good faith believes a binding agreement for the issuance is obtainable on the terms set forth in the Issuance Notice, and shall include a copy of any written proposal, term sheet or letter of intent or other written instrument relating to the proposed issuance.  Each of the Preemptive Right Holders shall have fifteen (15) days after the receipt of such notice to agree to purchase up to such Preemptive Right Holder’s respective pro rata share of such New Securities (as determined in Article 5.2(a)) for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

(d)         If any Preemptive Right Holder fails to exercise its Preemptive Right to purchase its full pro rata share of any New Securities (each, a “Non-Exercising Preemptive Right Holder”), the Company shall, within three (3) Business Days after the expiration of the fifteen (15) day period described in Article 5.2(c) above, deliver written notice (“Second Participation Notice”) specifying the aggregate number of unpurchased New Securities that were eligible for purchase by all Non-Exercising Preemptive Right Holders (the “Remaining Securities”) to each Preemptive Right Holder that exercised its right to purchase its full pro rata share of the New Securities (each, an “Exercising Preemptive Right Holder”).  Each Exercising Preemptive Right Holder shall have a right of overallotment, and may exercise such right by notifying the Company in writing within ten (10) Business Days after receipt of the Second Participation Notice that it proposes to buy an additional number (an “Additional Number”) of the Remaining Securities; provided, however, that if the Exercising Preemptive Right Holders desire to purchase in aggregate more than the number of Remaining Securities, then each Exercising Preemptive Right Holder who proposes to buy more than such number of Remaining Securities equal to the product obtained by multiplying (i) the number of the Remaining Securities by (ii) a fraction, the numerator of which is the number of the Ordinary Shares held by such Exercising Preemptive Right Holder on an issued and outstanding and as-converted basis and the denominator of which is the total number of Ordinary Shares held by all Exercising Preemptive Right Holders on an issued and outstanding and as-converted basis (an “Oversubscribing Fully Participating Preemptive Right Holder”) will be cut back by the Company with respect to its oversubscription to that number of the Remaining Securities equal to the lesser of (x) its Additional Number and (y) the product obtained by multiplying (i) the number of the Remaining Securities available for subscription by (ii) a fraction, the numerator of which is the number of the Ordinary Shares held by such Oversubscribing Fully Participating Preemptive Right Holder on an issued and outstanding and as-converted basis and the denominator of which is the total number of the Ordinary Shares held by all the Oversubscribing Fully Participating Preemptive Right Holders on an issued and outstanding and as-converted basis. Each Exercising Preemptive Right Holder shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Article 5.2(d) and the Company shall so notify the Exercising Preemptive Right Holder within fifteen (15) Business Days following the date of the Second Participation Notice.

(e)          For a period of sixty (60) days following the expiration of the fifteen (15) day period as described in Article 5.2(c) above (or the ten (10) Business Day period described in Article 5.2(d), if applicable), the Company may sell any New Securities with respect to which the Preemptive Right Holders’ rights under this Article 5.2 were not exercised, to the purchasers identified in the Issuance Notice and at a price and upon terms not more favorable to the purchasers thereof than specified in the Issuance Notice.  Such sale will only be valid and the Company shall only make such sale if such purchasers have agreed in writing to be bound by the terms and conditions of the Shareholders Agreement pursuant to a Deed of Adherence in the form attached to the Shareholders Agreement (the “Deed of Adherence”).  In the event the Company has not sold such New Securities within such sixty (60) day period, the Company shall not and the Founders shall cause the Company to not thereafter issue or sell any New Securities, without first again offering such securities to the Preemptive Right Holders in the manner provided in this Article 5.2.

6                                         VARIATION OF RIGHTS OF SHARES

6.1                               Subject to the Statute and the other provisions in these Articles, and provided that variation is not inconsistent with the Shareholders Agreement, if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound-up and except where these Articles or the Statute impose any stricter quorum, voting or procedural requirements in regard to the variation of rights attached to a specific class or series, be varied with the consent in writing of the holders of at least fifty percent (50%) of the votes of the issued Shares of that class or series.

6.2                               Subject to the Statute and the other provisions in these Articles, and provided that the same is consistent with the Shareholders Agreement, the rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith and the provisions of these Articles relating to general meetings shall apply to every class meeting of the holders of one class of Shares except that the necessary quorum shall be one person holding or representing by proxy at least fifty percent (50%) of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

7                                         CONVERSION OF PREFERRED SHARES

The Preferred Shareholders shall have the following rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares.  Subject to the provisions of Article 7(d), the number of Ordinary Shares to which a holder shall be entitled upon conversion of any Preferred Share shall be the quotient of the applicable Issue Price divided by the then-effective applicable Conversion Price with respect to such particular series of Preferred Shares.  For the avoidance of doubt, subject to the provisions of Article 7(d), the applicable initial conversion ratio for Series G Preferred Shares, Series F Preferred Shares, Series E3 Preferred Shares, E2 Preferred Shares, Series E1 Preferred Shares, Series D Preferred Shares, Series C+ Preferred Shares, Series C Preferred Shares, Series B Preferred Shares, Series A2 Preferred Shares, Series A1 Preferred Shares, Series A Preferred Shares, Series Seed Preferred Shares, as the case may be, to Ordinary Shares shall be 1:1, and all shall be subject to adjustment based on adjustments of the Conversion Price, as set forth below:

(a)         Optional Conversion.

(i)                         Subject to and in compliance with the provisions of this Article 7(a), and subject to compliance with the requirements of the Statute, any Preferred Share may, at the option of the holder of such Preferred Shares thereof, be converted at any time into fully-paid and non-assessable Ordinary Shares based on the then-effective Conversion Price.

(ii)                      The holder of any Preferred Shares who desires to convert such shares into Ordinary Shares shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Shares, and shall give written notice to the Company at such office that such holder has elected to convert such shares.  Such notice shall state the number of Preferred Shares being converted.  Thereupon, the Company shall promptly issue and deliver to such holder at such office a certificate or certificates for the number of Ordinary Shares to which the holder is entitled.  No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of Preferred Shares upon the conversion of such Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward).  Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the Preferred Shares to be converted, and the person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such date.

(b)         Automatic Conversion.

(i)                         Without any action being required by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, the Preferred Shares shall automatically be converted into Ordinary Shares based on the then-effective Conversion Price for such Preferred Shares upon the closing of a Qualified IPO.

(ii)                      The Company shall not be obligated to issue certificates for any Ordinary Shares issuable upon the automatic conversion of any Preferred Shares unless the certificate or certificates evidencing such Preferred Shares is either delivered as provided below to the Company or any transfer agent for the Preferred Shares, or the holder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate.  The Company shall, as soon as practicable after receipt of certificates for Preferred Share, or satisfactory agreement for indemnification in the case of a lost certificate, promptly issue and deliver at its office to the holder thereof a certificate or certificates for the number of Ordinary Shares to which the holder is entitled.  No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of converting Preferred Share (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward).  Any person entitled to receive Ordinary Shares issuable upon the automatic conversion of the Preferred Shares shall be treated for all purposes as the record holder of such Ordinary Shares on the date of such conversion.

(c)          Mechanics of Conversion.  The conversion hereunder of any Preferred Share shall be effected in the following manner:

(i)                         The Company shall redeem the Preferred Share for aggregate consideration (the “Redemption Amount”) equal to the aggregate par value of the Ordinary Shares of the Company to be issued upon such conversion.

(ii)                      Concurrent with the redemption of the Preferred Share, the Company shall apply the Redemption Amount for the benefit of the holder of the Preferred Share to pay for the Ordinary Shares of the Company issuable to such holder in connection with such conversion.

(iii)                   Upon application of the Redemption Amount, the Company shall issue to the holder of the Preferred Share all the Ordinary Shares issuable, upon such conversion.

(d)         Adjustments to Conversion Price.

(i)                         Adjustment for Share Splits and Combinations.  If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased.  Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior to the combination shall be proportionately increased.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)                      Adjustment for Ordinary Share Dividends and Distributions.  If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in additional Ordinary Shares, the Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Conversion Price then in effect by a fraction (1) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(iii)                   Adjustments for Other Dividends.  If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Ordinary Shares, then, and in each such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company which the holder of such share would have received in connection with such event had the Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.

(iv)                  Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation of the Company), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such share would have received in connection with such event had the Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(v)                     Sale of Shares below the Conversion Price.

(A)                   Conversion Formula.  In the event the Company shall at any time issue New Securities in the form of Ordinary Shares or Ordinary Share Equivalents, without consideration or for a consideration per share less than the Conversion Price in respect of any particular series of Preferred Shares in effect immediately prior to such issue, then the Conversion Price in respect of such particular series of Preferred Shares shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) / (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(1)                                 CP2 shall mean the Conversion Price in respect of such particular series of Preferred Shares in effect immediately after such issue of New Securities;

(2)                                 CP1 shall mean the Conversion Price in respect of such particular series of Preferred Shares in effect immediately prior to such issue of New Securities;

(3)                                 “A” shall mean (i) with respect to the Series E2 Preferred Shares, the number of Ordinary Shares outstanding immediately prior to such issue of New Securities, and (ii) with respect to the Preferred Shares other than the Series E2 Preferred Shares, the number of Ordinary Shares outstanding immediately prior to such issue of New Securities, treating for this purpose as outstanding all Ordinary Shares issuable upon exercise of options outstanding immediately prior to such issue or upon conversion or exchange of Shares (including the Preferred Shares) outstanding (assuming exercise of any outstanding Ordinary Share Equivalents therefor) immediately prior to such issue;

(4)                                 “B” shall mean the number of Ordinary Shares that would have been issued if such New Securities had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

(5)                                 “C” shall mean the number of such New Securities issued in such transaction.

(B)                   Determination of Consideration.  For the purpose of making any adjustment to any Conversion Price or the number of Ordinary Shares issuable upon conversion of the particular series of Preferred Shares, as provided above:

(1)                                 To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

(2)                                 To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof (as determined in good faith by a majority of the Board, including the prior written consent of Antfin Directors and the Investor Directors), as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

(3)                                 If Ordinary Shares or Ordinary Share Equivalents are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Ordinary Shares or Ordinary Share Equivalents shall be computed as that portion of the consideration received (as determined in good faith by a majority of the Board) to be allocable to such Ordinary Shares or Ordinary Share Equivalents.

(C)                   No Exercise.  If all of the rights to exercise, convert or exchange any Ordinary Share Equivalents shall expire without any of such rights having been exercised, the Conversion Price as adjusted upon the issuance of such Ordinary Share Equivalents shall be readjusted to the Conversion Price which would have been in effect had such adjustment been made.

(vi)                  Other Dilutive Events.  In case any event shall occur as to which the other provisions of this Article 7 are not strictly applicable, but the failure to make any adjustment to any Conversion Price would not fairly protect the conversion rights of the holders of the applicable series of Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 7 necessary to preserve, without dilution, the conversion rights of the holders of such series of Preferred Shares.

(vii)               Certificate of Adjustment.  In the case of any adjustment or readjustment of the Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by next-day or second-day courier service, postage prepaid, to each registered holder of such series of Preferred Shares at such holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (A) the consideration received or deemed to be received by the Company for any New Securities issued or sold or deemed to have been issued or sold, (B) the number of New Securities issued or sold or deemed to be issued or sold, (C) the Conversion Price in effect before and after such adjustment or readjustment, and (D) the type and number of New Securities and the type and amount, if any, of other property which would be received upon conversion of such series of Preferred Shares after such adjustment or readjustment.

(viii)            Notice of Record Date.  In the event the Company shall propose to take any action of the type or types requiring an adjustment to the Conversion Price or the number or character of the Preferred Shares as set forth herein, the Company shall give notice to the holders of such series of Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place.  Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the relevant Preferred Shares.  In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(ix)                  Reservation of Shares Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares.  If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then issued and outstanding Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(x)                     Notices.  Any notice required or permitted pursuant to this Article 7 shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to each holder of record at the address of such holder as shown in the register of members (or at such other address as such party may designate by fifteen (15) days’ advance written notice in accordance with this paragraph (x).  Where a notice is given personally, delivery shall be deemed to have been effected on receipt (or when delivery is refused). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected on receipt (or when delivery is refused). Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient, otherwise on the next business day.

(xi)                  Payment of Taxes.  The Company shall pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of any Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which such Preferred Shares so converted were registered.

8                                        REDEMPTION

(a)         Repurchase

(i)                 Upon the occurrence of any Sale Event, each Investor shall have the option, exercisable in its sole discretion, within thirty (30) days after it has become aware of or ought to have become aware of the occurrence of each such event to require the Company or the Founders/the Founder Holdcos or the Founder Investment Entities to purchase all or some of the Preferred Shares then owned by such Investor (each, a “Repurchase Share”) at the Per Share Repurchase Price (the “Repurchase”) by delivering a written notice (the “Repurchase Notice”) to the Company and the other Members.

(ii)              Upon the occurrence of any Youon Technology Repurchase Event, each Investor shall have the option, exercisable in its sole discretion, within thirty (30) days after it has become aware of or ought to have become aware of the occurrence of each such event to require the Company or Youon Parties to purchase the Repurchase Share at the Per Share Repurchase Price by delivering the Repurchase Notice to the Company and the other Members.

(b)         The “Per Share Repurchase Price” shall be a price per Repurchase Share equal to the greater of:

(i)                 the Fair Value of such Repurchase Share as of the date of the Repurchase Notice (net of the accumulated amount of any declared and paid dividends in respect of such Repurchase Share); or

(ii)              an amount equal to the sum of (1) the Issue Price in respect of such Repurchase Share and (2) (i) with respect to Series G Preferred Shares, 8% on Series G Issue Price calculated on an annual simple basis from the date of actual investment of the holder of such Series G Preferred Shares into the Company through the date on which the price for such Repurchase Share is fully paid pursuant to this Article 8; (ii) with respect to Series F Preferred Shares, 10% on Series F Issue Price calculated on an annual simple basis from the date of actual investment of the holder of such Series F Preferred Shares into the Company (for All-Stars PEIISP I Limited such date shall mean February 19, 2020 and for All-Stars PESP IX Limited such date shall mean December 5, 2019) through the date on which the price for such Repurchase Share is fully paid pursuant to this Article 8; (iii) with respect to Series E3 Preferred Shares, 8% on Series E3 Issue Price calculated on an annual simple basis from the date of first issuance of the Series E3 Preferred Shares through the date on which the price for such Repurchase Share is fully paid pursuant to this Article 8; (iv) with respect to Series E2 Preferred Shares held by Antfin and Chengwei Capital, 12% on Series E2 Issue Price calculated on an annual compound basis from the Series E2 Closing Date through the date on which the price for such Repurchase Share is fully paid pursuant to this Article 8; (v) with respect to Series E2 Preferred Shares held by Primavera, 12% on Series E2 Issue Price calculated on an annual compound basis from the PV Series E2 Closing Date through the date on which the price for such Repurchase Share is fully paid pursuant to this Article 8; (vi) with respect to Series E1 Preferred Shares, 8% on Series E1 Issue Price calculated on an annual simple basis from the date of payment of the equity transfer price to Ningbo Juying under Juying ETA, through the date on which the price for such Repurchase Share is fully paid pursuant to this Article 8; or (vii) with respect to the Preferred Shares other than Series F Preferred Shares, Series E3 Preferred Shares, Series E2 Preferred Shares and Series E1 Preferred Shares, 8% on such Issue Price calculated on an annual simple basis (net of the accumulated amount of any declared and paid dividends in respect of such Repurchase Share) from the date of actual capital contributions into the Domestic Parent or its Affiliate (in the case of Series D Preferred Shares, Series C+ Preferred Shares and Series C Preferred Shares), or the date of actual capital contributions into Shanghai Junzheng and/or Shanghai Junfeng or their Affiliate(including Autokey Inc. and Jingyao) (in the case of the other Preferred Shares) through the date on which the price for such Repurchase Share is fully paid pursuant to this Article 8. The “date of actual investment”, the “date of actual capital contributions” and the “date of payment of the equity transfer price” in this Article 8 shall mean the date of actual payment of relevant investment amount, capital contributions or equity transfer price (as the case may be) pursuant to the Prior SPAs, and the date of issuance of any Shares, the date of closing or the date of payment under the Flip-up Subscription SPA or the ESOP Subscription SPA shall not be regarded as such “date of actual investment”, “date of actual capital contributions” or “date of payment of the equity transfer price”.

(c)          With respect to each Investor which has delivered a Repurchase Notice:

(i)                 the closing of the Repurchase (the “Repurchase Closing”) of the Repurchase Shares pursuant to this Article 8 shall take place as soon as possible after the expiry date of the Repurchase Notice, but shall in any event take place within 180 days following the expiry date of the Repurchase Notice at the offices of the Company (or such other date as the Company and the Preferred Shareholders which have exercised its repurchase right hereunder may mutually agree in writing, the “Scheduled Repurchase Closing Date”), provided, that if more than one Investor has delivered a Repurchase Notice to the Company within a calendar month, the Scheduled Repurchase Closing Date with respect to all Investors which have delivered a Repurchase Notice to the Company within such calendar month shall be synchronized to fall on the 180th day following the expiry date of the last Repurchase Notice in such calendar month;

(ii)              at the Repurchase Closing, the Company and/or the Founders, the Founder Holdcos and the Founder Investment Entities (in the case of any Sale Event), or the Company and/or Youon Parties (in the case of any Youon Technology Repurchase Event) shall, from any funds legally available therefor, repurchase the Repurchase Shares elected to be sold by such Investor by paying the repurchase price in cash therefor an amount equal to the number of Repurchase Shares elected to be sold by such Investor multiplied by the applicable Per Share Repurchase Price, and (if any share certificate(s) has/have been issued) the Investor shall surrender at the Company’s principal office of the certificate(s) representing such shares; and

(iii)           from and after the Repurchase Closing, if the Company, the Founders, the Founder Holdcos and the Founder Investment Entities and/or Youon Parties (as the case may be) has paid the repurchase price to such Investor in accordance with paragraph (ii) above, all rights of Investor of its Repurchase Shares (except the right to receive the repurchase price therefor) shall cease with respect to such Repurchase Shares being repurchased, and such Repurchase Shares shall not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.

(d)         Joint and Several Liabilities

(i)                 With respect to the Company’s obligations set forth in this Article 8 arising out of or in connection with any Sale Event, the Founders, the Founder Holdcos and the Founder Investment Entities shall be jointly and severally liable with the Company.

(ii)              With respect to the Company’s obligations set forth in this Article 8 arising out of or in connection with any Youon Technology Repurchase Event, Youon Parties shall be jointly and severally liable with the Company.

(iii)           Notwithstanding any other provisions in this Article 8(d), a Founder, a Founder Holdco and a Founder Investment Entity (in the case of any Sale Event), or Youon Parties (in the case of any Youon Technology Repurchase Event) shall be liable under this Article 8 to the extent of the entire assets of the Company and the Shares held by such Founder, Founder Holdco, Founder Investment Entity or Youon Parties at that time (as the case may be).

(iv)          If the Repurchase Closing fails to occur on or prior to the Scheduled Repurchase Closing Date, any Investor requiring Repurchase may deliver a reminder notice to the Founders, the Founder Holdcos, the Founder Investment Entities and/or the Company (in the case of any Sale Event), or Youon Parties and/or the Company (in the case of any Youon Technology Repurchase Event) (the “Reminder Notice”) following the Scheduled Repurchase Closing Date, and the corresponding parties shall consummate the Repurchase Closing within three (3) months upon the receipt of the Reminder Notice (the “Grace Period”); otherwise the Investor is entitled to request the Founders, the Founder Holdcos and the Founder Investment Entities (in the case of any Sale Event), or Youon Parties (in the case of any Youon Technology Repurchase Event) to pay the liquidated damages at the rate of 0.02% of the overdue repurchase price per day commencing from the delivery date of the Reminder Notice. For the avoidance of doubt, if the Repurchase Closing occurs within the Grace Period, there will be no liquidated damages.

(e)          Funds for the Repurchase.

(i)                 To the fullest extent permitted by Law, the Company shall procure that the profits of each Subsidiary of the Company for the time being available for distribution shall be paid to the Company by way of dividend if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any repurchase of Shares required to be made pursuant to this Article 8.

(ii)              If, on the date of any Repurchase Closing, the Company’s funds legally available plus the funds available from the Founders, the Founder Holdcos and the Founder Investment Entities or Youon Parties (as the case may be) pursuant to Article 8(d)(collectively, the “Available Funds”) are not sufficient to repurchase all of the Shares requested to be repurchased in accordance with this Article 8:

(1)                                 the Available Funds shall first be used to pay the aggregate Per Share Repurchase Price in respect of each Series G Preferred Share held by the holders thereof requesting to be repurchased pursuant to Article 8(a) above (ratably, where applicable);

(2)                                 after repurchase in full of the Series G Preferred Shares requested to be repurchased, the remaining Available Funds shall first be used to pay the aggregate Per Share Repurchase Price in respect of each Series F Preferred Share held by the holders thereof requesting to be repurchased pursuant to Article 8(a) above (ratably, where applicable);

(3)                                 after repurchase in full of the Series G Preferred Shares and the Series F Preferred Shares requested to be repurchased, the remaining Available Funds shall be used to pay the aggregate Per Share Repurchase Price in respect of each Series E Preferred Share held by the holders thereof requesting to be repurchased pursuant to Article 8(a) above (ratably, where applicable);

(4)                                 after repurchase in full of the Series G Preferred Shares, Series F Preferred Shares and the Series E Preferred Shares requested to be repurchased, the remaining Available Funds shall be used to pay the aggregate Per Share Repurchase Price in respect of each Series D Preferred Share held by the holders thereof requesting to be repurchased pursuant to Article 8(a) above (ratably, where applicable);

(5)                                 after repurchase in full of the Series G Preferred Shares, Series F Preferred Shares, the Series E Preferred Shares and the Series D Preferred Shares requested to be repurchased, the remaining Available Funds shall be used to pay the aggregate Per Share Repurchase Price in respect of each Series C+ Preferred Share held by the holders thereof requesting to be repurchased pursuant to Article 8(a) above (ratably, where applicable);

(6)                                 after repurchase in full of the Series G Preferred Shares, Series F Preferred Shares, the Series E Preferred Shares, the Series D Preferred Shares and the Series C+ Preferred Shares requested to be repurchased, the remaining Available Funds shall be used to pay the aggregate Per Share Repurchase Price in respect of each Series C Preferred Share held by the holders thereof requesting to be repurchased pursuant to Article 8(a) above (ratably, where applicable);

(7)                                 after repurchase in full of the Series G Preferred Shares, Series F Preferred Shares, the Series E Preferred Shares, the Series D Preferred Shares, Series C+ Preferred Shares and Series C Preferred Shares requested to be repurchased, the remaining Available Funds shall be used to pay the aggregate Per Share Repurchase Price in respect of each Series B Preferred Share held by the holders thereof requesting to be repurchased pursuant to Article 8(a) above (ratably, where applicable);

(8)                                 after repurchase in full of the Series G Preferred Shares, Series F Preferred Shares, the Series E Preferred Shares, the Series D Preferred Shares, Series C+ Preferred Shares, Series C Preferred Shares and Series B Preferred Shares requested to be repurchased, the remaining Available Funds shall be used to pay the aggregate Per Share Repurchase Price in respect of each Series A2 Preferred Share and Series A1 Preferred Share held by the holders thereof requesting to be repurchased pursuant to Article 8(a) above (ratably, where applicable);

(9)                                 after repurchase in full of the Series G Preferred Shares, Series F Preferred Shares, the Series E Preferred Shares, the Series D Preferred Shares, Series C+ Preferred Shares, Series C Preferred Shares, Series B Preferred Shares, Series A2 Preferred Shares and Series A1 Preferred Shares requested to be repurchased, the remaining Available Funds shall be used to pay the aggregate Per Share Repurchase Price in respect of each Series A Preferred Share held by the holders thereof requesting to be repurchased pursuant to Article 8(a) above (ratably, where applicable); and

(10)                          after repurchase in full of the Series G Preferred Shares, Series F Preferred Shares, the Series E Preferred Shares, the Series D Preferred Shares, Series C+ Preferred Shares, Series C Preferred Shares, Series B Preferred Shares, Series A2 Preferred Shares, Series A1 Preferred Shares and Series A Preferred Shares requested to be repurchased, the remaining Available Funds shall be used to pay the aggregate Per Share Repurchase Price in respect of each Series Seed Preferred Share held by the holders thereof requesting to be repurchased pursuant to Article 8(a) above (ratably, where applicable).

9                                         VOTING RIGHTS: PROTECTIVE PROVISIONS

9.1                               General Rights.  Subject to the rights and restrictions attached to any Shares and the provisions of these Articles, each Member who is present in person, by its duly authorised representative or by proxy, shall have one vote and on a poll each Member shall have one vote for every Share of which he is the holder.  Each Preferred Shareholder shall be entitled to one vote (whether on a show of hands or on a poll) for each Ordinary Share into which the Preferred Shares held by such Preferred Shareholder could then be converted, and with respect to such vote, such Preferred Shareholder shall have full voting rights and powers equal to the voting rights and powers of the Ordinary Shareholders.  To the fullest extent permitted by law and except as otherwise contemplated herein, the holders of the Preferred Shares and the Ordinary Shares shall vote together as a single class.  Any fractional voting rights available on an as-if converted basis (after aggregating all Ordinary Shares into which the Preferred Shares held by each Preferred Shareholder could be converted) shall be rounded up to the nearest whole number.

9.2                               Protective Provisions.

(a)             Acts of the Group Companies Requiring Approval from at least six (6) directors, including the Antfin Directors.

In addition to any other rights provided by the Statute and the Shareholders Agreement, each Group Company shall not, and each Founder shall cause each Group Company not to take any of the following actions (whether by merger, amendment, reorganization, amalgamation, or otherwise) without obtaining the prior written consent of at least six (6) directors on the Board, including the Antfin Directors (with each Antfin Director acting in his or her capacity as a representative of the holder of the Preferred Shares and not in his or her capacity as a director of the Company):

(i)                                     to cease to engage in the Business, enter any business area not associated with the Business, or change the Business of the Group;

(ii)                                  to create, authorize to create or issue any Equity Securities, or any options, warrants or securities convertible into the equity interest in any Group Company, or accept any other investment with rights, preferences or privileges senior to or on parity with the investment made by the Investors;

(iii)                               to purchase or redeem any Group Company’s Equity Securities of any type (other than (1) any transfer of Shares in accordance with Article 16; or (2) any redemption of the Preferred Shares in accordance with these Articles);

(iv)                              to declare or pay any dividends or distributions or to determine a plan of distribution of more than 30% the Group Companies’ distributable profits for the current fiscal year, or formulate a plan of recovery of the Group Companies’ losses exceeding Renminbi Ten Million (RMB10,000,000);

(v)                                 to incur debts or guarantee any indebtedness if the Group’s aggregate indebtedness or guarantee would exceed Renminbi Ten Million (RMB10,000,000) (after deduction of any amount of debts repaid and security released), except for trade account payables, deposits or reloaded amounts arising in the ordinary course of business;

(vi)                              to make any loan or advance other than trade credit given in the ordinary course of business (or pay any advance payment or deposit of more than Renminbi Ten Million (RMB10,000,000)) to any Person, other than to any wholly-owned subsidiaries of the Company or the Domestic Group Companies; provided that for so long as the outstanding amount of the advance made to the Ningde JV for any transaction of battery leasing for electric bicycles from Ningde JV does not exceed Renminbi 300,000,000, then the approval under this Section 3.1 shall not be requied for the payment of such advance to the Ningde JV.

(vii)                           to amend and approve any ESOP;

(viii)                        to select or change any external auditor, or make any material changes to the accounting policies of any Group Company;

(ix)                              to approve, extend or modify any transaction or agreement with a director, Key Employee and/or his or her Affiliate, other than a Shareholder and its Affiliates, involving an amount of Renminbi One Million (RMB1,000,000) individually or in the aggregate on an annual basis, except pursuant to an ESOP;

(x)                                 to approve, extend or modify any annual related-party transaction plan of Youon Technology and its subsidiaries in connection with the daily operation of any Group Company (the “Annual Related-party Transaction Plan”) as well as any transaction not included in the Annual Related-party Transaction Plan involving an amount or expected amount of Renminbi Ten Million (RMB10,000,000) individually or in the aggregate on an annual basis, provided that for so long as the outstanding amount of the advance made to the Ningde JV for any transaction of battery leasing for electric bicycles from Ningde JV does not exceed Renminbi 300,000,000, then the approval under this Section 3.1 shall not be requied for the payment of such advance to the Ningde JV; to approve, extend or modify any transaction with any other Member and/or its Affiliates, other than Antfin and its Affiliates, or Youon Technology and its subsidiaries, involving an amount or expected amount of Renminbi Five Million (RMB5,000,000) individually or in the aggregate on an annual basis (notwithstanding the foregoing, excluding any transaction of purchasing bicycles or electric bicycles);

(xi)                              to sell, mortgage, pledge, lease, transfer or dispose of assets of any Group Company (including any of such actions in an Asset Sale), other than in the ordinary course of business, having a book value of Renminbi Ten Million (RMB10,000,000) or more, or other assets material to the Group or its Business the absence of which could have material adverse effects on the Group or its Business (excluding Intellectual Property);

(xii)                           to sell, transfer, transfer to any external party, exclusively license, pledge or encumber any Intellectual Property which is material to the ongoing operations of the Group (including any of such actions in an Asset Sale), other than any non-exclusive license granted in the ordinary course of business;

(xiii)                        to approve the budget of the Group, or approve any spending that would exceed the amount approved in the then current budget of the Group by 15%;

(xiv)                       to invest in or acquire any Person or acquire the assets, business, business organizations or units of any Person, enter into any partnership or joint venture or form any association, other than a strategic alliance not involving equity interest or equity-related investment, in one or a series of related transactions involving an amount of more than Renminbi Ten Million (RMB10,000,000);

(xv)                          to purchase wealth management products or carry out wealth investment, in one or a series of related transactions, involving an amount of more than Renminbi Twenty Million (RMB20,000,000).  For the avoidance of doubt, the purchase of the following wealth management products shall not be subject to the restrictions of this clause (xv): (1) any bank deposits (including structured deposits), interbank deposit receipts and principal-guaranteed wealth management products with a term of one year or less with a commercial bank; (2) any monetary market fund established by a fund management company with a daily average scale of at least Renminbi Ten Billion (RMB10,000,000,000) over the first 90 trading days; and (3) any open-ended bond fund established by a fund management company with a daily average scale of at least Renminbi Two Billion (RMB2,000,000,000) over the first 90 trading days;

(xvi)                       to sell, transfer, transfer to an external party, or pledge or encumber any equity interest in any Subsidiary of the Company or any Domestic Group Company;

(xvii)                    to approve or change the remuneration of any key member of the management team of any Group Company, other than as set forth in a budget approved by the Board;

(xviii)                 to conclude and settle any major litigation or arbitration proceeding which is of strategic importance to the Group or involves an amount of more than Renminbi Five Million (RMB5,000,000);

(xix)                       to approve the updating of the Company’s Competitors or Antfin’s Competitors;

(xx)                          to modify, amend or terminate any of the Control Documents or the arrangements thereunder; or

(xxi)                       to authorize, agree or undertake to do any of the foregoing.

For the avoidance of doubt, if Antfin holds less than four percent (4%) of the then issued and outstanding Ordinary Shares (on a fully diluted and as-converted basis) and unless otherwise approved by the Board, the prior written consent of the Antfin Directors shall no longer be required pursuant to this Article 9.2(a).

(b)             Acts of the Group Companies Requiring Approval from at least six (6) directors, including the Yang Lei Director and the Antfin Directors.

In addition to any other rights provided by the Statute and the Shareholders Agreement, each Group Company shall not, and each Founder shall cause each Group Company not to take any of the following actions (whether by merger, amendment, reorganization, amalgamation, or otherwise) without obtaining the prior written consent of at least six (6) directors on the Board, including the Yang Lei Director and the Antfin Directors (with each Antfin Director acting in his or her capacity as a representative of the holder of the Preferred Shares and not in his or her capacity as a director of the Company):

(i)                                     to change the equity structure of the Company or the Domestic Group Companies (other than (1) any transfer of Shares in accordance with Article 16, or (2) any redemption of Preferred Shares in accordance with these Articles);

(ii)                                  to reorganize the Group, sell all or more than 50% of assets of the Group, or transfer or exclusively license any Intellectual Property of the Group which is material to the ongoing operations of the Group;

(iii)                               to approve an initial public offering of any Group Company, any amendment of these Articles made with respect to an initial public offering of any Group Company, or approve the valuation or any material terms and conditions for an initial public offering of any Group Company;

(iv)                              to employ or dismiss any key member of the management team of any Group Company, including the General Manager, chief financial officer, and officers holding the position of senior vice president or above of the Group; or

(v)                                 to increase or decrease the number of members of the Board.

For the avoidance of doubt, the prior written consent of the Yang Lei Director shall no longer be required pursuant to the Article 26.1, if (x) Yang Lei ceases to serve as the General Manager of the Company; (y) Yang Lei, the Founder Holdco held by Yang Lei or Gold Guard Investments Limited materially breaches any Transaction Document or any applicable Laws of the PRC or the Laws of the registered place of the Founder Holdco held by Yang Lei or Gold Guard Investments Limited or any other jurisdiction that may be applicable to Yang Lei, the Founder Holdco held by Yang Lei or Gold Guard Investments Limited, and his or its act or omission materially impairs the interests of any Group Company; or any Group Company materially breaches any Transaction Document and/or any applicable Laws of the PRC (or other places where it is registered or other jurisdiction that may be applicable to such Group Company (as the case may be)); or (z) Yang Lei, the Founder Holdco held by Yang Lei or Gold Guard Investments Limited directly or indirectly transfers 20,412,195 Shares held by it as of the date hereof.

For the avoidance of doubt, if Antfin holds less than four percent (4%) of the then issued and outstanding Ordinary Shares (on a fully diluted and as-converted basis) and unless otherwise approved by the Board, the prior written consent of the Antfin Directors shall no longer be required pursuant to this Article 9.2(b).

(c)              Acts of the Group Companies Requiring Approval from at least eight (8) directors, including the Antfin Directors.

In addition to any other rights provided by the Statute and the Shareholders Agreement, each Group Company shall not, and each Founder shall cause each Group Company not to take any of the following actions (whether by merger, amendment, reorganization, amalgamation, or otherwise) without obtaining the prior written consent of at least eight (8) directors on the Board, including the Antfin Directors (with each Antfin Director acting in his or her capacity as a representative of the holder of the Preferred Shares and not in his or her capacity as a director of the Company):

(i)                 to substantially amend the articles of association of the Company or any other Group Company (other than any amendment of the articles of association of the Company made with respect to (1) any redemption of Preferred Shares in accordance with these Articles or (2) an initial public offering of any Group Company), to the extent such amendment affects the rights, preferences, privileges, powers or restrictions of Antfin or any of the Shares held by Antfin and/or its Affiliates (it being understood that any amendment that merely reflects the transfer or assignment of rights held by a transferor of Shares to the transferee of Shares in connection with a share transfer in accordance with Article 16, or any amendment that merely removes any provision that, by its term, is no longer applicable as a result of such transfer, shall not be deemed to affect the rights, preferences, privileges, powers or restrictions of Antfin or any of the Shares held by Antfin and/or its Affiliates);

(ii)              to increase or reduce the issued share capital or registered capital of any Group Company (other than any increase or reduction of the issued share capital of the Company with respect to (1) any transfer of Shares in accordance with Article 16, (2) any redemption of Preferred Shares in accordance with these Articles, or (3) an initial public offering of any Group Company); or

(iii)           any merger, division, dissolution, liquidation or change of corporate form of any Group Company.

For the avoidance of doubt, if Antfin holds less than four percent (4%) of the then issued and outstanding Ordinary Shares (on a fully diluted and as-converted basis) and unless otherwise approved by the Board, the prior written consent of the Antfin Directors shall no longer be required pursuant to this Article 9.2(c).

(d)             Acts of the Group Companies Requiring Approval of the GGV Director or the Chengwei Capital Director.

In addition to any other rights provided by the Statute and the Shareholders Agreement, each Group Company shall not, and each Founder shall cause each Group Company not to take any of the following actions (whether by merger, amendment, reorganization, amalgamation, or otherwise) without obtaining the prior written consent of (a) the GGV Director or the Chengwei Capital Director (with each of the GGV Director and the Chengwei Capital Director acting in his or her capacity as a representative of the holder of the Preferred Shares and not in his or her capacity as a director of the Company):

(i)                 to cease to engage in the Business, enter any business area not associated with the Business, or change the business of the Group;

(ii)              to substantially amend the articles of association of the Company or any other Group Company (other than any amendment of the articles of association of the Company made with respect to any redemption of Preferred Shares in accordance with these Articles), to the extent such amendment affects the rights, preferences, privileges, powers or restrictions of GGV or Chengwei Capital (as the case may be) or any of the Shares held by GGV or Chengwei Capital (as the case may be) and/or its Affiliates (it being understood that any amendment that merely reflects the transfer or assignment of rights held by a transferor of Shares to the transferee of Shares in connection with a share transfer in accordance with Article 16, or any amendment that merely removes any provision that, by its term, is no longer applicable as a result of such transfer, shall not be deemed to affect the rights, preferences, privileges, powers or restrictions of GGV or Chengwei Capital (as the case may be) or any of the Shares held by GGV or Chengwei Capital (as the case may be) and/or its Affiliates);

(iii)           to increase or reduce the issued share capital or registered capital of any Group Company (other than any increase or reduction of the issued share capital of the Company with respect to (1) any transfer of Shares in accordance with Article 16, or (2) any redemption of Preferred Shares in accordance with these Articles);

(iv)          to modify, amend or terminate any of the Control Documents or the arrangements thereunder;

(v)             any merger, division, dissolution, liquidation or change of corporate form of any Group Company;

(vi)          to sell, mortgage, pledge, lease, transfer or dispose of assets of the Company (including any of such actions in an Asset Sale), other than in the ordinary course of business, having a book value of Renminbi Ten Million (RMB10,000,000) or more, or other assets material to the Group or its Business the absence of which could have material adverse effects on the Group or its Business (excluding Intellectual Property); or

(vii)       to sell, transfer, transfer to any external party, exclusively license, pledge or encumber any Intellectual Property which is material to the ongoing operations of the Group (including any of such actions in an Asset Sale), other than any non-exclusive license granted in the ordinary course of business.

For the avoidance of doubt, if GGV holds less than four percent (4%) of the then issued and outstanding Ordinary Shares (on a fully diluted and as-converted basis) and unless otherwise approved by the Board, the prior written consent of the GGV Director shall no longer be required pursuant to Article 9.20; and if Chengwei Capital holds less than four percent (4%) of the then issued and outstanding Ordinary Shares (on a fully diluted and as-converted basis) and unless otherwise approved by the Board, the prior written consent of the Chengwei Capital Director shall no longer be required pursuant to Article 9.20.

(e)              Acts of the Group Companies Requiring Approval of the Fosun Director.

In addition to any other rights provided by the Statute and the Shareholders Agreement, each Group Company shall not, and each Founder shall cause each Group Company not to take any of the following actions (whether by merger, amendment, reorganization, amalgamation, or otherwise) without obtaining the prior written consent of the Fosun Director (with the Fosun Director acting in his or her capacity as a representative of the holder of the Preferred Shares and not in his or her capacity as a director of the Company):

(i)                 to cease to engage in the Business, enter any business area not associated with the Business, or change the business of the Group;

(ii)              to substantially amend the articles of association of the Company or any other Group Company (other than any amendment of the articles of association of the Company made with respect to (1) any redemption of Preferred Shares in accordance with these Articles or (2) any subsequent financing, ESOP and/or merger), to the extent such amendment affects the rights, preferences, privileges, powers or restrictions of Fosun and/or any of the Shares held by Fosun (as the case may be) and/or its Affiliates (it being understood that any amendment that merely reflects the transfer or assignment of rights held by a transferor of Shares to the transferee of Shares in connection with a share transfer in accordance with Article 16, or any amendment that merely removes any provision that, by its term, is no longer applicable as a result of such transfer, shall not be deemed to affect the rights, preferences, privileges, powers or restrictions of Fosun or any of the Shares held by Fosun and/or its Affiliates);

(iii)           to increase or reduce the issued share capital or registered capital of any Group Company (other than any increase or reduction of the issued share capital of the Company with respect to (1) any transfer of Shares in accordance with Article 16, (2) any redemption of Preferred Shares in accordance with these Articles; or (3) any subsequent financing, ESOP and/or merger);

(iv)          any division, dissolution, liquidation or change of corporate form of any Group Company;

(v)             to modify, amend or terminate any of the Control Documents or the arrangements thereunder;

(vi)          to sell, mortgage, pledge, lease, transfer or dispose of assets of the Company (including any of such actions in an Asset Sale), other than in the ordinary course of business, having a book value of Renminbi Ten Million (RMB10,000,000) or more, or other assets material to the Group or its Business the absence of which could have material adverse effects on the Group or its Business (excluding Intellectual Property); or

(vii)       to sell, transfer, transfer to any external party, exclusively license, pledge or encumber any Intellectual Property which is material to the ongoing operations of the Group (including any of such actions in an Asset Sale), other than any non-exclusive license granted in the ordinary course of business.

For the avoidance of doubt, if Fosun holds less than four percent (4%) of the then issued and outstanding Ordinary Shares (on a fully diluted and as-converted basis) and unless otherwise approved by the Board, the prior written consent of the Fosun Director shall no longer be required pursuant to this Article 9.2(e).

(f)               Other Acts of the Group Companies Requiring the Approval

In terms of any company (other than the Subsidiaries) in which any Group Company hold any equity interest, the Group shall use its best efforts to (i) obtain the consent right in respect to the matters set forth in this Article 9.2 (for the avoidance of doubt, if the above-mentioned matters are related to specific amount, such amount may be adjusted pursuant to the actual circumstance of such company); and (ii) obtain a proportional number of board seats of such company.

10                                  NON-RECOGNITION OF TRUSTS

No Person shall be recognized by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

11                                  LIEN ON SHARES

11.1                        All Monies Payable. The Company shall have a first and paramount lien on every Share, whether or not it is a fully paid Share, for all moneys, whether presently payable or not, called or payable at a fixed time in respect of that Share and for all debts, liabilities or other obligations owed, whether presently or not, by the Member or by one or more joint Members or by any of their estates to the Company (together, the “Lien Amounts”) but the Directors may, at any time, declare any Share to be wholly or in part exempt from this Article 11. The Company’s lien, if any, on a Share shall extend to all Distributions payable thereon. Any registration of the transfer of a Share shall operate to extinguish the Company’s lien on that Share.

11.2                        Sale. Subject to the Statute and these Articles, the Company may sell, in such manner as the Directors think fit, any Shares in which the Company has a lien, but no sale shall be made unless some amount in respect of which the lien exists is presently payable and the period of fourteen days has elapsed after the Company has given a notice in writing, stating and demanding payment of such part of the presently payable amount, to the relevant Member.

11.3                        Registration of Purchase. The Directors may authorise any person to transfer the Shares sold in accordance with this Article 11 to the purchaser of such Shares. The purchaser shall be registered as the holder of the Shares so transferred and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale of the Shares in accordance with this Article 11.

11.4                        Application of Proceeds. The proceeds of the sale, net of any costs incurred by the Company in relation to the sale, shall be applied by the Company in payment of such part of the amount in respect of which the lien exists as is presently payable. The Company shall retain and have a lien over such part of the remainder of the proceeds as is equal to the Lien Amounts which exist but are not presently payable by the Member and may apply such proceeds against the Lien Amounts as and when they become payable and the residue shall be paid to the person entitled to the Shares at the date of the sale.

12                                  CALLS ON SHARES

12.1                        Subject to the terms of the allotment the Directors may, from time to time, make calls upon the Members in respect of some or all of any moneys unpaid on their Shares, whether in respect of their par value or the premium payable on those Shares; each Member shall (subject to receiving at least 14 days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on his Shares. A call may be required to be paid in instalments. The Directors may revoke or postpone a call at any time.

12.2                        A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

12.3                        The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof and the holder or joint holders of a Share at the time of a call shall remain liable to pay the call on that Share, notwithstanding any subsequent transfer of the Share being registered by the Company.

12.4                        If a sum called in respect of a Share is not paid before or on the day appointed for payment of that call, the Member from whom such amount is due shall pay interest upon the sum at such rate as the Directors may determine from the day appointed for payment of the call to the time of the actual payment. The Directors shall have the discretion to waive payment of any such interest in full or in part.

12.5                        The provisions contained in these Articles in respect of calls shall apply to payments, whether on account of the amount of the Share, or by way of premium, to be made on the allotment of a Share or any date fixed on the issue of the Share as if the same had become payable by virtue of a call duly made and notified.

12.6                        The Directors may issue shares with different terms as to the amount and times of payment of calls or interest to be paid.

12.7                        The Directors may, if they think fit, receive from any Member willing to advance all or any part of the monies uncalled and unpaid upon any shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

12.8                        No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

13                                  FORFEITURE

13.1                        Failure to pay Call. If a Member fails to pay any call or instalment of a call in respect of Shares on the day appointed for payment, the Directors may serve a notice on such Member naming a further date not earlier than the expiration of fourteen (14) days from the date of service on or before which the payment required by the notice is to be made and containing a statement that in the event of non-payment the Shares, or any of them, will be liable to be forfeited.

13.2                        Forfeiture. If the requirements of the notice referenced in this Article 13 are not complied with the Company may forfeit the Shares together with any Distributions declared payable in respect of the forfeited Shares and not paid at any time before tender of payment.

13.3                        No Refund. The Company is under no obligation to refund any moneys to the Member whose Shares have been forfeited.

13.4                        Sale of Forfeited Share. A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit. The proceeds of any sale or disposition of the forfeited Share may be received and used by the Company as the Directors determine.

13.5                        Outstanding Liability. A person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares together with interest.

13.6                        Certificate of Forfeiture. A certificate in writing under the hand of a Director or Officer stating that a Share has been duly forfeited on the date stated in the certificate shall be conclusive evidence of the facts stated in the certificate as against all persons claiming to be entitled to the Share. The Directors may authorize any person to transfer the Shares sold in accordance with this Article 13 to the purchaser of such Shares. The purchaser shall be registered as the holder of the Shares so transferred and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale of the Shares in accordance with this Article 13.

13.7                        Fixed Payment Dates. The provisions of this Article 13 applying to forfeiture for failure to pay any call or instalment of a call shall apply to the failure to make payments, whether on account of the amount of the Share, or by way of premium, to be made on the allotment of a Share or any date fixed on the issue of the Share as if the same had become payable by virtue of a call duly made and notified.

14                                  TRANSMISSION OF SHARES

14.1                        Legal Personal Representative. The legal personal representative of a deceased sole holder of a Share shall be the only person recognised by the Company as having any title to the Share. In the case of a Share registered in the names of two or more holders, the survivors, survivor or the legal personal representatives of the deceased survivor, shall be the only person(s) recognised by the Company as having any title to the Share.

14.2                        Transmission. Any person becoming entitled to a Share in consequence of the death or bankruptcy of or any analogous event affecting a Member (each such event a “Transmission Event” and each such person a “Representative”) shall, upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Member in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the Member could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by such Member before the occurrence of a Transmission Event.

14.3                        Pre-Registration Status. Representatives shall be entitled to the same notices, dividends and other advantages to which he would be entitled if he were the registered holder of the Share, except that he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

14.4                        Requirement for Registration. The Directors may at any time give notice requiring a Representative to elect either to be registered himself or to have some person nominated by him become the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before the Transmission Event). If the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

15                                  TRANSFER OF SHARES

15.1                        Subject to the Article 16, Shares are transferable.

15.2                        The instrument of transfer shall be in writing in such form as may be acceptable to the Directors and shall be executed by or on behalf of the transferor and, if required by the Directors, signed by the transferee.

15.3                        Where the Company has issued a certificate in respect of a Share proposed to be transferred, the transferor shall lodge, with the instrument of transfer, the original certificate relating to the Share being transferred.

15.4                        The transfer of a Share is effective when the name of the transferee is entered on the Register of Members. Until such time, the transferor shall be deemed to remain a Member.

15.5                        If the Directors are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may, on receipt of such indemnities as they may require:

(a)                                 accept such evidence of the transfer of Shares as they consider appropriate; and

(b)                                 proceed to register the transferee’s name in the Register of Members.

15.6                        Where the Directors refuse to register a transfer of a Share, they shall, within two (2) months after the date on which the transfer was lodged with the Company, notify the transferee of the refusal.

16                                  RESTRICTIONS ON TRANSFER OF SHARES

16.1                        Prohibited Transfers

(a)             Notwithstanding any provisions in these Articles, prior to the Qualified IPO (A) the Founder Holdco held by each Founder, as the settlor of his Trust, shall designate such Founder as the sole beneficiary of his Trust, and shall not and procure the Trustee not to change the scope of beneficiaries of his Trust; (B) each Founder Holdco as the settlor of his Trust, shall designate the respective Founder as the sole manager of his Trust, and shall not and procure the Trustee not to change the manager of his Trust; (C) each Founder as the manager of his Trust, shall procure designate himself as the sole director of the Founder Investment Entity under his Trust; (D) none of the Founders may Transfer any interest in any Equity Securities of any Founder Holdco (or any voting rights attached thereto) now or hereafter owned or held by them; (E) each Founder as the manager of his Trust, shall procure the Trustee not to Transfer any interest in any Equity Securities of each Trust Holdco (or any voting rights attached thereto) now or hereafter owned or held by the Trustee; (F) without the written consent from Antfin, the Founder Holdco held by each Founder, shall not, and each Founder shall procure the Founder Holdco held by him not to, modify, amend or terminate any documents with respect to the Trusts or the arrangements thereunder; (G) subject to Article 16.1(f), each Founder as the manager of his Trust, shall procure each Trust Holdco not to Transfer any interest in any Equity Securities of each Founder Investment Entity (or any voting rights attached thereto) now or hereafter owned or held by each Trust Holdco; (H) subject to Article 16.1(f),  each Founder Investment Entity shall not, and each Founder as the manager of his Trust shall procure each Founder Investment Entity not to, Transfer any interest in any Equity Securities of the Company (or any voting rights attached thereto) now or hereafter owned or held by them (other than any Preferred Share held by such Founder Investment Entity), without the prior written consent of (a) the Antfin Directors, (b) the Chengwei Capital Director or GGV Director, and (c) the Fosun Director; provided that if any of Antifin, Chengwei Capital, GGV, and Fosun holds less than four percent (4%) of the then issued and outstanding Ordinary Shares (on a fully diluted and as-converted basis) and unless otherwise approved by the Board, the prior written consent of the director appointed by such Investor shall no longer be required pursuant to this Article 16.1(a)(H); and (I) none of the Group Companies may Transfer and the Founders and Founder Investment Entity shall cause the Group Companies not to Transfer any interest in any Equity Securities of its Subsidiaries (or any voting rights attached thereto) now or hereafter owned or held by it, without the prior written consent of (a) the Antfin Directors, (b) the Chengwei Capital Director or GGV Director, and (c) the Fosun Director; provided that if any of Antifin, Chengwei Capital, GGV, and Fosun holds less than four percent (4%) of the then issued and outstanding Ordinary Shares (on a fully diluted and as-converted basis) and unless otherwise approved by the Board, the prior written consent of the director appointed by such Investor shall no longer be required pursuant to this Article 16.1(a); (J) Each Employees Holdco shall not Transfer any interest in any Equity Securities of the Company (or any voting rights attached thereto) now or hereafter owned or held by them, and any beneficial owners or partners of each Employees Holdco shall not, and the Founders shall cause the foregoing Persons not to, Transfer any interest in any Employees Holdco, in each case, without the prior written consent of (a) the Antfin Directors, (b) the Chengwei Capital Director or GGV Director, and (c) the Fosun Director; provided that if any of Antifin, Chengwei Capital, GGV and Fosun holds less than four percent (4%) of the then issued and outstanding Ordinary Shares (on a fully diluted and as-converted basis) and unless otherwise approved by the Board, the prior written consent of the director appointed by such Investor shall no longer be required pursuant to this Article 16(a)(J); and (K) Each Employees Holdco hereby irrevocably waives any voting right with respect to the Ordinary Shares and grants a power of attorney to the Board or any Person designated by the Board to exercise the voting rights with respect to all the Ordinary Shares held by each such Employees Holdco.

(b)              Subject to Article 16.1(c), Article 16.1(d), Article 16.1(e), Article 16.2, Article 16.5 and Article 16.7, any Preferred Shareholder or Youon Investment may freely Transfer any Equity Securities of the Company now or hereafter owned or held by it (or any voting rights attached thereto), without being subject to any consent right of any Member or director, right of first refusal, co-sale right or other similar rights of any Members or any other limitation, provided that any Transfer of Equity Securities of the Company by Youon Investment is subject to the right of first refusal of the Preferred Shareholders in the same mechanism as stipulated in Article 16.2A (but not subject to the right of co-sale of the Preferred Shareholders).

(c)              Notwithstanding any provisions in these Articles, prior to the Qualified IPO: (a) unless approved by Yang Lei in writing, no Member shall Transfer any interest in any Equity Securities of the Company (or any voting rights attached thereto) or the Domestic Parent now or hereafter owned or held by such Member to any Company’s Competitor; (b) unless approved by Antfin in writing, no Member shall directly or indirectly Transfer any interest in any Equity Securities of any Group Companies (or any voting rights attached thereto) or the Domestic Parent (or any voting rights attached thereto) now or hereafter owned or held by such Member to any Antfin’s Competitor; and (c) unless approved by CATL in writing, no Member shall directly or indirectly Transfer any interest in any Equity Securities of any Group Companies (or any voting rights attached thereto) or the Domestic Parent (or any voting rights attached thereto) now or hereafter owned or held by such Member to any CATL’s Competitor. For the avoidance of doubt, upon the consummation of the Qualified IPO, any Shareholder may freely Transfer any Equity Securities of the Company now or hereafter owned or held by it (or any voting rights attached thereto) provided that it complies with the applicable rules of the Qualified Stock Exchange where the Company is listed, and the foregoing transfer restrictions as set forth in this Article 16.1(c), and the Right of First Offer as mentioned below in Article 16.1(f) will no longer apply.

(d)              Each Member agrees not to circumvent the transfer restrictions or intent thereof set forth in these Articles applicable to it, whether by holding the Equity Securities of the Company indirectly through another Person or by causing or effecting, directly or indirectly, the Transfer or issuance of any Equity Securities by any such Person, or otherwise (solely with respect to GBA, other than any indirect interest held by the employees of the GBA group in accordance with GBA’s employee co-investment policy from time to time).  Any Transfer in breach of this Article 16.1(d) shall be void, and in this situation: (a) the breaching Member will not effect such any Transfer or issuance of any Equity Securities in breach of this Article 16.1(d) nor will it treat any alleged transferee as the holder of such equity interest; (b) any non-breaching Member shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity; and (c) a majority of the Board of Directors (excluding the director(s) appointed by the breaching Member) may, at its option, in addition to all other remedies it may have, require the Company to repurchase all of the Equity Securities in the Company held by the breaching Member at the purchase price equal to the lower of (x) the fair market value as of the repurchase and (y) the original purchase price for such Equity Securities.

(e)               Any Transfer of Equity Securities of the Company a Member not made in compliance with these Articles shall be null and void as against the Company, shall not be recorded on the books of the Company and shall not be recognized by the Company.

(f)                Any Founder Investment Entity or any Trust Holdco (as the case may be) (the “Founder Entity (Seller)”, and the Founder that indirectly holds interest in such Founder Entity (Seller) is referred to as the “Selling Founder”) may freely transfer (x) any Equity Securities of the Company (in the case that the Founder Entity (Seller) is a Founder Investment Entity), or (y) any Equity Securities of relevant Founder Investment Entity (in the case that the Founder Entity (Seller) is a Trust Holdco) now or hereafter owned or held by it (or any voting rights attached thereto) to another Founder Investment Entity, another Trust Holdco or any other offshore entity wholly owned by the Purchasing Founder (as the case may be) (the “Founder Entity (Purchaser)”, and the Founder that directly or indirectly holds interest in the Founder Entity (Purchaser) is referred to as the “Purchasing Founder”) (such transaction, an “Inter-Founders Transfer”), without being subject to any consent right of any Shareholder or director, right of first offer, right of first refusal, co-sale right or other similar rights of any Shareholders or any other limitation, provided that:

(i)                                     the Selling Founder and the Purchasing Founder shall deliver a written notice to the Board at least ten (10) Business Days prior to execution of any agreements with respect to the Inter-Founders Transfer;

(ii)                                  any such Founder Entity (Purchaser) shall assume all obligations of the Founder Entity (Seller) and be bound by and comply with all provisions under these Articles and the other applicable Transaction Documents with respect to the transferred Equity Securities of the Company or with respect to the transferred Equity Securities of the Founder Investment Holdco (as the case may be).  To the extent it is not already a Shareholder or a party to these Articles, prior to the completion of the Inter-Founders Transfer, the Founder Entity (Purchaser) shall have executed and delivered to the Investors and the Company a Deed of Adherence to become a party hereto as an “Founder Investment Entity” or an “Trust Holdco” (as the case may be) and to be bound by and comply with all provisions under these Articles and the other applicable Transaction Documents with respect to the transferred Equity Securities of the Company or with respect to the transferred Equity Securities of the Founder Investment Holdco (as the case may be);

(iii)                               in the event that the Founder Entity (Purchaser) is an offshore entity wholly owned by the Purchasing Founder (other than a Founder Investment Entity or a Trust Holdco), such Founder Entity (Purchaser) and the Purchasing Founder shall fully comply with all applicable SAFE registration or reporting requirements (including without limitation registration requirements under Circular 37) with respect to the investment in such Founder Entity (Purchaser) by the Purchasing Founder and the Inter-Founders Transfer;

(iv)                              in the event that the Founder Entity (Seller) transfers any Equity Securities in an Inter-Founders Transfer, the Selling Founder shall transfer pro-rata portion of Equity Securities in any other Group Company that he or she (or his or her Affiliates) holds, directly or indirectly, to (1) the Purchasing Founder (or his or her Affiliates) or (2) such Group Company at a nominal or minimum price permitted by relevant Laws, concurrently with the Inter-Founders Transfer (such transaction, an “Onshore Inter-Founders Transfer”);

(v)                                 the Selling Founder and the Purchasing Founder shall, and shall cause his or her Affiliates to, execute all amendments to the Control Documents, Memorandum of Association and these Articles, the Shareholders Agreement and other Transaction Documents necessary to reflect the Inter-Founder Transfer and the Onshore Inter-Founders Transfer;

(vi)                              the Founder Entity (Seller), the Selling Founder and his or her Affiliates (if applicable) shall duly and timely pay all taxes and other governmental charges with respect to the Inter-Founders Transfer and the Onshore Inter-Founders Transfer pursuant to applicable Laws, and shall indemnify and hold harmless the Group Companies against any losses, claims, damages or liabilities (joint or several) caused by failure of such Founder Entity (Seller), Selling Founder and his or her Affiliates (if applicable) to duly or timely pay taxes and other governmental charges with respect to the Inter-Founders Transfer and the Onshore Inter-Founders Transfer pursuant to applicable Laws; and

(vii)                           for the avoidance of any doubt, in the event that the Selling Founder is Yang Lei, the Inter-Founders Transfer shall be subject to Article 16.1(a)(G) or Article 16.1(a)(H) (as the case may be). If, after having obtained the requisite prior written consents in accordance with Article 16.1(a)(G) or Article 16.1(a)(H) (as the case may be), Yang Lei shall effect the Inter-Founders Transfer in accordance with this Article 16.1(f) without being subject to any right of first offer, right of first refusal, co-sale right or other similar rights of any Shareholders.

(g)               Each of the Founders, the Founder Holdcos and the Founder Investment Entities shall act in accordance with the decisions made by the Founder Majority for any matter with respect to the Group Companies under the Shareholders Agreement or any other Transaction Documents, including without limitation, to execute any and all agreement, documents and take any actions as required by the Founder Majority.  In the event that any Founder, his/her Founder Holdco or his/her Founder Investment Entity fails to comply with the foregoing (such Founder, the “Defaulting Founder”), subject to Article 16.1(f), the other Founders shall have the right to purchase all of the Shares directly or indirectly held by such Defaulting Founder at a per share price equal to the par value of a Share on a pro rata basis as between the other Founders. In addition, the Founder Majority or its designated Person shall be the attorney in fact and/or agent in respect of all voting rights and powers of the Shares of such Defaulting Founder. Each of the Founders, Founder Holdcos and the Founder Investment Entities hereby irrevocably and expressly authorizes the Founder Majority or the designated Person of the Founder Majority to take any or all of the following actions on their behalf (without receipt of any further consent from such Founder, Founder Holdco or Founder Investment Entity) to: (x) vote all of its Shares; and/or (y) act as their attorney in fact and/or agent in relation to the Shares held by such Founder, Founder Holdco or Founder Investment Entity and have the full authority to sign and deliver, on behalf of such Founder, Founder Holdco or Founder Investment Entity any document, agreement, consent, waiver, approval, resolution, instrument and the like if the Founder, Founder Holdco or Founder Investment Entity fails to comply with this Article 16.1(g).

16.2                       Right of First Offer

(a)             Transfer Notice.

(i)                                     If, any Ordinary Shareholder or any Preferred Shareholder proposes to sell any Equity Securities of the Company (such holder, a “Transferor”), then the Transferor shall give Yang Lei (“ROFO Right Holder”) a written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which shall specify the number of Equity Securities and the material terms and conditions, including the price, pursuant to which the Transferor proposes to Transfer the Equity Securities (the “Offered Shares”).

(ii)                                  The Transfer Notice shall constitute the Transferor’s offer to Transfer the Equity Securities to the ROFO Right Holder, which offer shall be irrevocable for a period of fifteen (15) days (the “ROFO Notice Period”).

(iii)                               Upon receipt of the Transfer Notice, the ROFO Right Holder shall have the right until the end of the ROFO Notice Period, through Gold Guard Investments Limited or any other offshore entity wholly owned by him, to offer to purchase the following amount of Offered Shares (whichever is less, the “ROFO Shares”): (x) 85,772,389 Shares which represents 5% of all issued and outstanding Ordinary Shares (on a fully diluted and as-converted basis) of the Company upon the closing of the transaction under the ESOP Subscription SPA, or (y) all of the Offered Shares, at the same price and subject to the same material terms and conditions as described in the Transfer Notice by notifying the Transferor and the Company in writing (a “ROFO Offer Notice”) before expiration of the ROFO Notice Period. Any ROFO Offer Notice so delivered shall be binding upon delivery and irrevocable by the ROFO Right Holder.

(iv)                              If the ROFO Right Holder does not deliver a ROFO Offer Notice during the ROFO Notice Period, he shall be deemed to have waived all of his rights to purchase the ROFO Shares under this Article 16.2.

(v)                                 Procedure.  If the ROFO Right Holder gives the ROFO Offer Notice, then payment for the ROFO Shares shall be made by check (if agreeable to the Transferor), or by wire transfer in immediately available funds of the appropriate currency, simultaneously with the delivery of duly executed instruments of transfer, board resolutions of the Company approving the Transfer (if necessary) and, if applicable, the share certificates with respect to such ROFO Shares to be purchased for surrender and cancellation,, at a place agreed to by the Transferor and the ROFO Right Holder pursuant to Article 16.2 and at the time of the scheduled closing therefor, but if they cannot agree, then at the principal executive offices of the Company on the 30th day after the ROFO Right Holder’s receipt of the Transfer Notice. The Company shall update its register of members to effect the consummation of any such Transfer and, if applicable, arrange to prepare new share certificates for the ROFO Right Holder with respect to such ROFO Shares.  The Transferor shall not terminate or withdraw any Transfer Notice after the ROFO Right Holder has notified the Transferor of its wish to purchase the ROFO Shares in accordance with Article 16.2 provided that such notification occurs within the ROFO Notice Period.

(vi)                              Any Transfer of Equity Securities of the Company by a Transferor shall not be subject to the right of first offer under this Article 16.2 if (i) the per share price of such Transfer is no less than the Series F Issue Price provided that the Transferor shall provide certain evidence with respect to the receipt of the transfer price to the satisfaction of the Company, or (ii) the ROFO Right Holder has not proposed to purchase all of the ROFO Shares by exercising his right of first offer pursuant to and within the time periods specified in this Article 16.2.

16.2 A Right of First Refusal

(a)             If, after having obtained the requisite prior written consents in accordance with Article 16.1(a), any Founder Investment Entity or any Employees Holdco proposes to sell any Equity Securities of the Company (other than any Preferred Share held by such Founder Investment Entity) (such holder, a “ROFR Transferor”) and to the extent that the ROFO Right Holder has not exercised his right to purchase all ROFO Shares within the time periods specified in Article 16.2 or if there is any Offered Shares remaining after the exercise of the ROFO Right Holder’s right of first offer under Article 16.2, and if such ROFR Transferor proposes to transfer the Offered Shares to one or more Persons other than the ROFO Right Holder (the “ROFR Third Party Purchaser”), then upon the later of (x) expiration of the ROFO Notice Period, or (y) receipt of the ROFO Offer Notice from the ROFO Right Holder (in the case that there is any Offered Share remaining), the Transferor shall give each Preferred Shareholder and Youon Investment (each, a “ROFR Right Holder”) written notice of the ROFR Transferor’s intention to make the Transfer (the “ROFR Transfer Notice”), which shall include (A) a description of the Equity Securities of the Company to be transferred (the “ROFR Offered Shares”), (B) the identity of the ROFR Third Party Purchaser(s) and (C) the consideration and the material terms and conditions upon which the proposed Transfer is to be made.  The ROFR Transfer Notice shall certify that the ROFR Transferor has received a definitive offer from the ROFR Third Party Purchaser and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the ROFR Transfer Notice.  The ROFR Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b)             Each ROFR Right Holder shall have an option for a period of ten (10) Business Days following receipt of the ROFR Transfer Notice (the “ROFR Right Holder’s Option Period”) to elect to purchase all or any portion of its respective pro rata share of the ROFR Offered Shares set out in the ROFR Transfer Notice at the same price and subject to the same material terms and conditions as described in the ROFR Transfer Notice, by notifying the ROFR Transferor and the Company in writing before expiration of the ROFR Right Holder’s Option Period as to the number of such ROFR Offered Shares that it wishes to purchase.

(c)              For the purposes of this Article 16.2A(c), each such ROFR Right Holder ‘s “pro rata share” of the ROFR Offered Shares shall be equal to (A) the total number of ROFR Offered Shares, multiplied by (B) a fraction, the numerator of which shall be the aggregate number of Ordinary Shares held by such ROFR Right Holder on an issued and outstanding and as-converted basis on the date of the ROFR Transfer Notice and the denominator of which shall be the total number of Ordinary Shares held by all ROFR Right Holders on an issued and outstanding and as-converted basis on such date.

(d)             If any such ROFR Right Holder fails to exercise its right to purchase its full pro rata share of the available ROFR Offered Shares, the ROFR Transferor shall deliver written notice (the “Second ROFR Notice”) that shall set forth the number of the ROFR Offered Shares not purchased by any ROFR Right Holders pursuant to Article 16.2A(b) (the “Unpurchased ROFR Offered Shares”) within three (3) Business Days after the expiration of the ROFR Right Holder’s Option Period to the Company and to each ROFR Right Holder that elected to purchase its entire pro rata share of the Offered Shares (an “Exercising ROFR Right Holder”).  The Exercising ROFR Right Holder shall have a right of re-allotment, such that they shall have ten (10) Business Days from the date the Second Notice was given to elect to increase the number of Offered Shares that they agreed to purchase in accordance with Article16.2A(b). Such right of re-allotment shall be subject to the following conditions: Each Exercising ROFR Right Holder shall first notify the ROFR Transferor of its desire to increase the number of the ROFR Offered Shares it agreed to purchase under Article 16.2A(b), stating the number of the additional Offered Shares it proposes to buy (the “Additional ROFR Offered Shares”). Such notice may be made by telephone if confirmed in writing within two (2) Business Days. If, as a result thereof, the total number of Additional ROFR Offered Shares the Exercising ROFR Right Holders propose to buy exceeds the total number of the Unpurchased ROFR Offered Shares, then each Exercising ROFR Right Holder who proposes to buy more than such number of Additional ROFR Offered Shares equal to the product obtained by multiplying (i) the number of the Unpurchased ROFR Offered Shares by (ii) a fraction, the numerator of which is the number of the Ordinary Shares held by such Exercising ROFR Right Holder on an issued and outstanding and as-converted basis and the denominator of which is the total number of Ordinary Shares held by all Exercising ROFR Right Holders on an issued and outstanding and as-converted basis (an “Over-Purchasing Holder”) will be cut back by the ROFR Transferor with respect to its over-purchase to that number of the Unpurchased ROFR Offered Shares equal to the lesser of (x) its Additional ROFR Offered Shares and (y) the product obtained by multiplying (i) the number of the Unpurchased ROFR Offered Shares available for over-purchase by (ii) a fraction, the numerator of which is the number of the Ordinary Shares held by such Over-Purchasing Holder on an issued and outstanding and as-converted basis and the denominator of which is the total number of the Ordinary Shares held by all the Over-Purchasing Holders on an issued and outstanding and as-converted basis.

(e)              Subject to applicable securities Laws, each such ROFR Right Holder shall be entitled to apportion Offered Shares to be purchased among its Affiliates, provided that such ROFR Right Holder notifies the Company and the Transferor in writing.

(f)               If any ROFR Right Holder gives the ROFR Transferor notice that it desires to purchase ROFR Offered Shares, and, as the case may be, its re-allotment, then payment for the ROFR Offered Shares to be purchased shall be by wire transfer in immediately available funds of the appropriate currency, against delivery of such ROFR Offered Shares to be purchased, at a place agreed to by the ROFR Transferor and all the participating ROFR Right Holders and at the time of the scheduled closing therefor, no later than (i) ninety (90) days after the Company’s receipt of the ROFR Transfer Notice, and (ii) the day when all necessary governmental approval related to the purchase of the ROFR Offered Shares by the relevant ROFR Right Holder (including any offshore direct investment required pursuant to the PRC Laws) is obtained, which is later.  The ROFR Transferor shall not terminate or withdraw any ROFR Transfer Notice after any ROFR Right Holder has notified the ROFR Transferor of its wish to purchase the ROFR Offered Shares in accordance with Article 16.2A.

(g)              Article 16.2 and 16.2A do not apply to (a) any transfer of Equity Securities of the Company by any Shareholder in a Trade Sale, (b) any transfer of Equity Securities of the Company by an Investor to any of its Affiliates (which Affiliate identity must be disclosed to the other Members and must enter into the deed of adherence in substantially the form attached as Exhibit B to the Shareholders Agreement to join in and be bound by the terms of the Shareholders Agreement (if not already a party thereto) upon and after such Transfer), or (c) any transfer of Equity Securities of the Company to any investor of a subsequent financing of the Company if the Equity Securities of the Company transferred by any Members to such investor are no more than the Equity Securities of the Company issued to and purchased by such investor in such subsequent financing of the Company.

16.3                        Co-Sale Right

(a)             To the extent the ROFR Right Holders do not exercise their respective rights of first refusal as to all of the Equity Securities of the Company proposed to be sold by any ROFR Transferor pursuant to Article 16.2A, each ROFR Right Holder that did not exercise its right of first refusal pursuant to Article 16.2A with respect to such ROFR Offered Shares shall have the right to participate in such sale of Equity Securities on the same terms and conditions as specified in the ROFR Transfer Notice (but in no event less favorable to the ROFR Transferor) by notifying the ROFR Transferor in writing within the ROFR Right Holder’s Option Period (such ROFR Right Holder a “Selling Member”).  Such Selling Member’s notice to the Transferor shall indicate the number of Equity Securities the Selling Member wishes to sell under its right to participate as permitted under Article 16.3(b) below.  To the extent one or more ROFR Right Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Equity Securities of the Company that the ROFR Transferor may sell in the Transfer shall be correspondingly reduced proportionally.

(b)             The total number of Equity Securities of the Company that each Selling Member may elect to sell shall be equal to the product of (i) the aggregate number of the ROFR Offered Shares multiplied by (ii) a fraction, the numerator of which is the number of Ordinary Shares held by such Selling Member on an issued and outstanding and as-converted basis on the date of the ROFR Transfer Notice and the denominator of which is the total number of Ordinary Shares held by the ROFR Transferor and all Selling Members on an issued and outstanding and as-converted basis on the date of the ROFR Transfer Notice.

(c)              Each Selling Member shall effect its participation in the sale by promptly delivering to the ROFR Transferor for transfer to the ROFR Third Party Purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities of the Company which such Selling Member elects to sell; provided, however that if the ROFR Third Party Purchaser objects to the delivery of Equity Securities in lieu of Ordinary Shares, such Selling Member shall only deliver Ordinary Shares (and therefore shall convert any such Equity Securities into Ordinary Shares) and certificates corresponding to such Ordinary Shares.  The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(d)             The share certificate or certificates that a Selling Member delivers to the ROFR Transferor pursuant to this Article 16.3(d) shall be transferred to the ROFR Third Party Purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the ROFR Transfer Notice, and the ROFR Transferor shall concurrently therewith remit to such Selling Member that portion of the sale proceeds to which such Selling Member is entitled by reason of its participation in such sale.

(e)              To the extent that any ROFR Third Party Purchaser prohibits the participation of a Selling Member exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Selling Member exercising its co-sale rights hereunder, the Transferor shall not sell to such ROFR Third Party Purchaser any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase from such Selling Member such shares or other securities that such Selling Member would otherwise be entitled to sell to the ROFR Third Party Purchaser pursuant to its co-sale rights for the same consideration and on the same terms and conditions as the proposed transfer described in the ROFR Transfer Notice.

(f)               In the event that CSRF as the Selling Member intends to exercise the right of co-sale under this Article 16.3 and the exercise of such right is subject to any state-owned asset procedure, without prejudice to the rights and privileges of any other Members as set forth in this Article 16.3, the other Members shall coordinate and cooperate with CSRF and provide necessary assistance as may be reasonably requested by CSRF in connection with such state-owned asset procedure.

16.4                       Non-Exercise of Rights

(a)             To the extent that the ROFR Right Holders have not exercised their rights to purchase all ROFR Offered Shares within the time periods specified in Article 16.2A, subject to the right of the ROFR Right Holders to exercise their rights to participate in the sale of ROFR Offered Shares within the time periods specified in Article 16.3, the Transferor shall have a period of ninety (90) days from the expiration of such rights specified in Article 16.2A in which to sell the remaining ROFR Offered Shares to the ROFR Third Party Purchaser identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the ROFR Transfer Notice, so long as any such sale is effected in accordance with any applicable securities Laws. ROFR Third Party Purchaser, prior to and as a condition to the consummation of any sale, shall execute and deliver to the Parties documents and other instruments assuming the obligations of such ROFR Transferor pursuant to these Articles with respect to the ROFR Offered Shares, and the Transfer shall not be effective and shall not be recognized by any Party until such documents and instruments are so executed and delivered.

(b)             In the event the ROFR Transferor does not consummate the sale or disposition of any ROFR Offered Shares within ninety (90) days from the expiration of such rights, rights of the Members under Article 16.2A and Article 16.3, as the case may be, shall be re-invoked and shall be applicable to any subsequent disposition of such ROFR Offered Shares by the ROFR Transferor until such rights lapse in accordance with the terms of these Articles.

(c)              The exercise or non-exercise of the rights of the Members under this Article 16.4 to purchase Equity Securities of the Company from a Transferor or participate in the sale of Equity Securities by a ROFR Transferor shall not adversely affect their rights to make subsequent purchases from the ROFR Transferor of Equity Securities of the Company or subsequently participate in sales of Equity Securities by the ROFR Transferor hereunder.

16.5                       Transfers in Compliance with Law

Notwithstanding any other provisions of these Articles, no Transfer may be made pursuant to this Article 16 unless (i) the transferee has agreed in writing to be bound by the terms and conditions of Shareholders Agreement pursuant to the Deed of Adherence, (ii) the Transfer complies in all respects with other applicable provisions of these Articles, and (iii) the Transfer complies in all respects with applicable securities Laws.

16.6                       Exempted Transfers

This Article 16 does not apply to the transfer of no more than 1,197,193 Ordinary Shares by the Founders or the Founder Investment Entities for the purpose of compensating the additional tax caused by cost base losses incurred by the Holders of Series Seed Preferred Shares, Series A Preferred Shares, Series A1 Preferred Shares, Series A2 Preferred Shares and Series B Preferred Shares arising out of the Restructuring with respect to the red-chip structure of Autokey Inc.

16.7                       Legend

Each existing or replacement certificate for Equity Securities of the Company now owned or hereafter acquired by any Member other than a Preferred Shareholder or Youon Investment shall bear the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE SHAREHOLDERS AGREEMENT, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

17                                 REGISTERED OFFICE

Subject to the Statute, the Company may by resolution of the Directors change the location of its registered office.

18                                 CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

18.1                       For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other purpose, the Directors may provide that the register of members shall be closed for transfers for a stated period which shall not in any case exceed forty days.  If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members the Register of Members shall be closed for at least ten days immediately preceding the meeting.

18.2                       In lieu of, or apart from, closing the register of members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any dividend or in order to make a determination of Members for any other purpose.

18.3                       If the register of members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members.  When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article 18, such determination shall apply to any adjournment thereof.

19                                 GENERAL MEETINGS

19.1                       Meetings. All meetings of Members shall be referred to as extraordinary general meetings unless the general meeting is an annual general meeting. The Company may but shall not be obliged to hold an annual general meeting.

19.2                       Directors Convene. Any Director may convene meetings of the Members at such times and in such manner and places within or outside the Cayman Islands as the Director considers necessary or desirable. Directors shall on a Member requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.3                       Members Convene. Upon the written request of Members entitled to exercise ten percent (10%) or more of the voting rights in respect of the matter for which the meeting is requisitioned, any one or more of the Directors shall forthwith proceed to convene a meeting of Members. The written request of Members to requisition a meeting must state the objects of the meeting and must be signed by the Members requisitioning the meeting. The written request must be lodged at the Registered Office and may be delivered in counterpart.

19.4                       Failure to Convene. If the Directors do not proceed to convene a meeting of Members within twenty-one (21) days of the written request to requisition a meeting being lodged, the requisitionists, or any of them together holding at least half of the voting rights of all of them, may convene the meeting of Members in the same manner as nearly as possible as that in which a meeting of Members may be convened by a Director. Where the requisitionists fail to convene the meeting of Members within three months of their right to convene the meeting arising, the right to convene the meeting of Members shall lapse.

19.5                       A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20                                 NOTICE OF GENERAL MEETINGS

20.1                       At least ten (10) days’ notice shall be given for an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company; provided, that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Article regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

20.2                       in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and

20.3                       in the case of an extraordinary general meeting, by holders of not less than the minimum number of shares required to approve the actions submitted to the Members for approval at such meeting, or their proxies.

20.4                       The accidental omission to give notice of a general meeting to, or the non receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

21                                 PROCEEDINGS OF GENERAL MEETINGS

21.1                       No business shall be transacted at any general meeting unless a quorum is present; the persons (or if a company or other non-natural person by its duly authorized representative) entitled to the notice of and to attend and vote at such general meeting present in person or by proxy, of more than 50% of the total issued voting shares (on a fully-diluted and as-converted basis) in the Company throughout the meeting shall form a quorum for the transaction of business.

21.2                       A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other.  Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3                       A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4                       If a quorum is not present within half an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place and/or time as the Directors may determine and written notice of such adjourned meeting shall be delivered to each Member at least five (5) days before the date of such adjourned meeting, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members present shall be a quorum; provided that such present persons shall only discuss and/or approve the matters as described in the meeting notice delivered to the Members (but in any event excluding the transactions or actions referred to in the article entitled “Protective Provisions” under Article 9).

21.5                       The chairman of the Board shall preside as chairman at every general meeting of the Company, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their members to be chairman of the meeting.

21.6                       If the Director elected pursuant to Article 21.5 is unwilling to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their members to be chairman of the meeting.

21.7                       The chairman of the meeting may, with the consent of a meeting at which a quorum is present, (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.  When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting.  Otherwise it shall not be necessary to give any such notice.

21.8                       A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman of the meeting demands a poll, or any other Member or Members collectively present in person or by proxy and holding at least six percent of the outstanding Shares giving a right to attend and vote at the meeting demand a poll.

21.9                       Unless a poll is duly demanded a declaration by the chairman of the meeting that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

21.10                The demand for a poll may be withdrawn.

21.11                Except on a poll demanded on the election of a chairman of the meeting or on a question of adjournment, a poll shall be taken as the chairman of the meeting directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.12                A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith.  A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.13                In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting shall not be entitled to a second or casting vote.

22                                 VOTES OF MEMBERS

22.1                       In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.2                       A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his or her committee, receiver, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, or other Person may vote by proxy.

22.3                       No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class or series of Shares unless he or she is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such Member in respect of Shares have been paid.

22.4                       No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid.  Any objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive.

22.5                       Votes may be cast either personally or by proxy.  A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.

22.6                       A Member holding more than one Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting.

23                                 PROXIES

23.1                       The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorized in that behalf. A proxy need not be a Member of the Company.

23.2                       The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting.

23.3                       The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.

23.4                       Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

24                                 CORPORATE MEMBERS

Any corporation or other non-natural Person which is a Member of record of the Company may in accordance with its constitutional documents or in the absence of such provision by resolution of its directors or other governing body authorize such Person as it thinks fit to act as its representative at any meeting of the Company or of any class or series of Members of the Company, and the Person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

25                                 SHARES THAT MAY NOT BE VOTED

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26                                 APPOINTMENT AND REMOVAL OF DIRECTORS

26.1                       The authorized number of directors on the Board shall consist of eleven (11) directors, with the composition of the Board determined as follows: (a) the Founder Majority shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time four (4) directors on the Board (the “Founder Directors”), (b) Yang Lei and his Founder Investment Entity shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) director on the Board (the “Yang Lei Director”); (c) Antfin shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time two (2) directors on the Board (the “Antfin Directors”); (d) GGV shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) director on the Board (the “GGV Director”); (e) Chengwei Capital shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) director on the Board (the “Chengwei Capital Director”); (f) Fosun shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) director on the Board (the “Fosun Director”); and (g) Primavera, for so long as it (together with its Affiliates) holds any Series E2 Preferred Shares, shall have the right to appoint one (1) director on the Board (the “Primavera Director”, together with the GGV Director, the Chengwei Capital Director and the Fosun Director, the “Investor Directors”)).

26.2                       An individual designated by CSRF, an individual designated by CATL, an individual designated by SCGC, an individual designated by Grains Valley Capital, an individual designated by Banyan, an individual designated by High Flyer, an individual designated by GBA, an individual designated by All-Stars and an individual designated by Youon Investment shall have the right to attend the meetings of the Board as an observer (as well as view all materials presented at the meetings of the Board) without voting rights.  The General Manager or chairman of the Board shall have the right to request, at his sole discretion, any such individual to be excluded from any Board meeting or any portion thereof. Without the Board’s written consent, CSRF, CATL, SCGC, Grains Valley Capital, Youon Investment, High Flyer, GBA, Banyan and All-Stars shall not replace any such observer, and the Board shall have the right to request CSRF, CATL, SCGC, Grains Valley Capital, Youon Investment, High Flyer, GBA, Banyan and All-Stars to replace any such observer with an individual acceptable to the Board.

26.3                       At the request of any Key Investor, the number of directors on the board of any Group Company (other than the Company) shall be constituted in the same manner as the Board, and the provisions in this Article 26 shall apply mutatis mutandis to the board of directors of each Group Company. Each Group Company and each Founder shall take all steps required to give effect to the first sentence of this Article 26.3.

26.4                       Any Person or group of Persons entitled to designate any individual to be appointed as a director of the Board pursuant to Article 26.1 shall have the right to remove any director occupying such position and to fill any vacancy caused by the death, disability, retirement, resignation or removal of any director occupying such position.

26.5                       Each Member shall always vote such Member’s respective Shares in support of the principle that a director to the Board designated pursuant to Article 26.1 shall be removed from the Board with or without cause only upon the vote or written consent of the Members entitled to designate such director pursuant to Article 26.1, and each such Member shall not seek, vote for or otherwise effect the removal with or without cause of any such director without such vote or written consent.

26.6                       If a vacancy is created on the Board at any time by the death, disability, retirement, resignation or removal of any director designated pursuant to Article 26.1, the replacement to fill such vacancy shall be designated in the same manner, in accordance with Article 26.1, as the director whose seat was vacated.

27                                 VACATION OF OFFICE OF DIRECTOR

The office of a Director shall be vacated if:

(a)                                 he gives notice in writing to the Company that he resigns the office of Director; or

(b)                                 he absents himself (without being represented by an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office; or

(c)                                  he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)                                 he is found to be or becomes of unsound mind; or

(e)                                  he is removed by a shareholder vote by the holders of the class or series of shares that originally appointed him, as set forth in Article 26.1.

28                                  POWERS OF DIRECTORS

28.1                        Subject to the provisions of the Statute, the Memorandum of Association, these Articles and any directions given by Special Resolution, the business and affairs of the Company shall be managed by, or under the direction or supervision of the Directors. The Directors shall have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company as are not by the Statute, the Memorandum of Association, these Articles or the terms of any Special Resolution required to be exercised by the Members. No alteration of the Memorandum of Association or these Articles or any direction given by Special Resolution shall invalidate any prior act of the Directors that was valid at the time undertaken. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2                        Subject to the provisions of the Statute and these Articles (including Article 9.2), all cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

28.3                        The Directors shall cause minutes to be made in books provided for the purpose:

(a)                                 of all appointments of officers made by the Directors;

(b)                                 of the names of the Directors (including those represented thereat by proxy) present at each meeting of the Directors and of any committee of the Directors; and

(c)                                  of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

28.4                        Subject to Article 9, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28.5                        Each Director shall exercise his powers for a proper purpose. Each Director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the Director believes to be the best interests of the Company.

29                                  PROCEEDINGS OF DIRECTORS

29.1                        The Board shall hold at least one (1) board meeting every fiscal quarter (whether in person or by means of a conference telephone or any other communication equipment which allows all participants participating in the meeting to communicate to the others any information or opinions they have on any particular item of business of the meeting) unless postponed or waived by written consent of a quorum of the Board.

29.2                        The quorum necessary for the transaction of the business of the Directors shall be eight (8) Directors then in office, and in each case the quorum shall be present only if each of the Antfin Directors and at least two (2) Investor Directors are present. A proxy appointed by a Director shall be counted in a quorum at a meeting if his appointor is not present. Notwithstanding the foregoing, if such a quorum is not present solely due to the absence of the Antfin Directors and at least two (2) Investor Directors within one hour following the scheduled start of the meeting of the Board, such meeting shall adjourn and reconvene three (3) Business Days later at the same place and time.  Any eight (8) directors then present at the adjourned meeting shall constitute a quorum to convene such Board meeting.

29.3                        Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall not have a second or casting vote. Each Director shall have one vote, provided that a Director who is also an alternate Director shall be entitled to a separate vote on behalf of his appointor in addition to his own vote.

29.4                        A person may participate and vote in a meeting of the Directors or committee of Directors by telephone or other electronic means by means of which all the persons participating in the meeting are able to hear each other. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

29.5                        A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of Directors (an alternate Director being entitled to sign any such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

29.6                        A Director may, or other Officer on the requisition of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held.

29.7                        The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company to appoint further Directors, but for no other purpose.

29.8                        One Founder Director shall serve and be elected by the other Directors as the chairman of the Board. If at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their members to be chairman of the meeting.

29.9                        Absent fraud, all acts done by any meeting of the Directors or a committee of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

30                                  PRESUMPTION OF ASSENT

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof. Such right to dissent shall not apply to a Director who voted in favour of such action.

31                                  DIRECTORS’ INTERESTS

31.1                        A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine. A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

31.2                        A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

31.3                        No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any other contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

31.4                        A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

32                                  MINUTES

32.1                        The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

33                                  DELEGATION OF DIRECTORS’ POWERS

33.1                        The Directors may delegate any of their powers to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall automatically terminate if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

33.2                        The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards. Any such appointment may be made subject to any conditions the Directors may impose, and may be revoked or altered. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

33.3                        The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

33.4                        The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by the Directors.

34                                  ALTERNATE DIRECTORS

34.1                        Any Director (other than an alternate Director) may by writing in notice to the Company appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

34.2                        An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and, save as expressly provided herein, to perform all the functions and exercise all of the powers of his appointor as a Director in his absence.

34.3                        An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

34.4                        An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

35                                  NO MINIMUM SHAREHOLDING

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

36                                  REMUNERATION OF DIRECTORS

36.1                        The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination of such methods.

36.2                        Subject to Article 9, the Directors may by resolution approve additional remuneration to any Director for any services other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

36.3                        The Directors, on behalf of the Company, may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

37                                  INDEMNIFICATION

37.1                        To the maximum extent permitted by applicable law, every Director, alternate Director or Officer shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own actual fraud or wilful default. No such Director, alternate Director or Officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the actual fraud or wilful default of such Director or officer. References in this Article 37 to actual fraud or wilful default mean a finding to such effect by a competent court in relation to the conduct of the relevant party.

37.2                        Expenses, including legal fees, incurred by a Director, alternate Director or Officer, or former Director, alternate Director or Officer in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by such party to repay the amount if it shall ultimately be determined that such Director, alternate Director or Officer is not entitled to be indemnified by the Company and upon such terms and conditions, if any, as the Company deems appropriate.

37.3                        The Company shall purchase and thereafter shall maintain, directors’ and officers’ insurance on commercially reasonable and customary terms approved by Antfin, in relation to any person who is or was a director or an officer of the Company, or who at the request of the Company is or was serving as a director or an officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise or entity, against any liability asserted against the person and incurred by the person in that capacity.

38                                  SEAL

38.1                        The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or an Officer or other person appointed by the Directors for the purpose.

38.2                        The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3                        A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39                                  DISTRIBUTIONS

39.1                        Subject to the Statue and these Articles, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefor and in accordance with the provisions of this Article 39.

39.2                        In the event the Company declares dividends, the Preferred Shareholders shall be entitled to a proportionate share of any such dividend or distribution as though the Preferred Shareholders were holders of the number of Ordinary Shares into which their Preferred Shares are convertible as of the record date fixed for the determination of the Ordinary Shareholders entitled to receive such distribution; provided that, in any case, no dividend, whether in cash, in property, in Shares or otherwise may be declared or paid on any other class or series of Shares unless and until a dividend in the like amount is first paid in full on the Preferred Shares on an as-if converted basis.

39.3                        The Directors may deduct from any Distribution payable to any Member all sums of money, if any, then payable by him to the Company on account of calls or otherwise.

39.4                        The Directors may declare that any Distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

39.5                        Any Distribution payable in cash in respect of Shares may be paid by electronic funds transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Distributions payable in respect of the Shares held by them as joint holders.

39.6                        No Distribution shall bear interest as against the Company and no distribution shall be paid on Treasury Shares.

39.7                        Any Distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date of declaration of such Distribution may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Distribution shall remain as a debt due to the Member. Any Distribution which remains unclaimed after a period of six years from the date of declaration of such Distribution shall be forfeited and shall revert to the Company.

40                                  CAPITALISATIONS

40.1                        Subject to the Statute and the other provisions in these Articles and the Shareholders Agreement, the Directors may capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve) or to the credit of profit and loss account or otherwise available for distribution and appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a Distribution of profits by way of dividend and apply such sum on their behalf in paying up in full unissued Shares for issue, allotment and distribution credited as fully paid-up to and amongst them in the proportions aforesaid. In such event the Directors may make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned).  The Directors may authorize any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

41                                  FINANCIAL YEAR

Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31 in each year and shall begin on January 1 in each year.

42                                  ACCOUNTS

42.1                        The Company shall keep proper books of account with respect to (a) all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure takes place; (b) all sales and purchases of goods by the Company; and (c) the assets and liabilities of the Company, that in each case, are sufficient to give a true and fair view of the Company’s affairs and to explain its transactions.

42.2                        Subject to the Shareholders Agreement, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorised by the Directors or by the Company in general meeting.

42.3                        Subject to the Shareholders Agreement, the Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

43                                  AUDIT

43.1                        Subject to the Statute and the other provisions in these Articles, the Directors may appoint an auditor of the Company who shall hold office until removed from office by resolution of the Directors, and may fix his or their remuneration.

43.2                        Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for any audit.

43.3                        Auditors shall at the next general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any meeting of the Members, make a report on the accounts of the Company during their tenure of office.

44                                  NOTICES

44.1                        Notices shall be in writing and shall be given by the Company to any Member either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to him or to his address as shown in the Register of Members (or at such other address as such Member may designate by fifteen (15) days’ advance written notice to the Company given in accordance with this Article).

44.2

(a)                                 Where a notice is given personally, delivery shall be deemed to have been effected on receipt (or when delivery is refused).

(b)                                 Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected on receipt (or when delivery is refused).

(c)                                  Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient, otherwise on the next business day.

44.3                        A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the Register of Members in respect of the share.

44.4                        A notice may be given by the Company to the Person or Persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

44.5                        Notice of every general meeting shall be given in any manner hereinbefore authorized to every person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

45                                  VOLUNTARY LIQUIDATION

Subject to the Statutes and the other provisions in these Articles and the Shareholders Agreement, the Company may by Special Resolution be wound up voluntarily.

46                                  WINDING UP

46.1                        Subject to these Articles, if the Company shall be wound up the liquidator may, with the sanction of a Special Resolution and any other sanction required by the Statue, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

47                                  LIQUIDATION PREFERENCE

(a)         Upon any Liquidation Event, the assets of the Company available for distribution (after satisfaction of all creditors’ claims and claims that may be preferred under applicable Laws) among the Members (or, as applicable, the aggregate consideration received by the Members arising out of such Liquidation Event) shall be applied in the following priority order and manner:

(i)                         120% of the Series G Issue Price (the “Series G Preferred Amount”) shall be first distributed in respect of each Series G Preferred Share to the holders thereof prior and in preference to any distribution in respect of the Series F Preferred Shares,  Series E Preferred Shares, Series D Preferred Shares, Series C+ Preferred Shares, Series C Preferred Shares, Series B Preferred Shares, Series A2 Preferred Shares, Series A1 Preferred Shares, Series A Preferred Shares, Series Seed Preferred Shares and Ordinary Shares of the Company to the holder thereof, and, if insufficient Series G Preferred Amount for a distribution among the holders of Series G Preferred Shares, then the entire assets and funds of the Company legally available for distribution to such holders shall be distributed ratably among the holders of Series G Preferred Shares in proportion to the aggregate Series G Preferred Amount that each such holder is otherwise entitled to receive.

(ii)                      If there are any assets or funds remaining after the Series G Preferred Amount has been distributed or paid in full to the holders of Series G Preferred Shares pursuant to Article 47(a)(i) above, then 120% of the Series F Issue Price (the “Series F Preferred Amount”) shall be distributed in respect of each Series F Preferred Share to the holders thereof prior and in preference to any distribution in respect of the Series E Preferred Shares, Series D Preferred Shares, Series C+ Preferred Shares, Series C Preferred Shares, Series B Preferred Shares, Series A2 Preferred Shares, Series A1 Preferred Shares, Series A Preferred Shares, Series Seed Preferred Shares and Ordinary Shares of the Company to the holder thereof, and, if insufficient Series F Preferred Amount for a distribution among the holders of Series F Preferred Shares, then the entire assets and funds of the Company legally available for distribution to such holders shall be distributed ratably among the holders of Series F Preferred Shares in proportion to the aggregate Series F Preferred Amount that each such holder is otherwise entitled to receive.

(iii)                   If there are any assets or funds remaining after the Series F Preferred Amount has been distributed or paid in full to the holders of Series F Preferred Shares pursuant to Article 47(a)(i) above, then 120% of the Series E1 Issue Price in the case of the Series E1 Preferred Shares, 120% of the Series E2 Issue Price in the case of the Series E2 Preferred Shares and 120% of the Series E3 Issue Price in the case of the Series E3 Preferred Shares (the “Series E1/E2/E3 Preferred Amount”) shall be first distributed in respect of each Series E1 Preferred Share (each Series E2 Preferred Share or each Series E3 Preferred Share, as the case may be) to the holders thereof prior and in preference to any distribution in respect of the Series D Preferred Shares, Series C+ Preferred Shares, Series C Preferred Shares, Series B Preferred Shares, Series A2 Preferred Shares, Series A1 Preferred Shares, Series A Preferred Shares, Series Seed Preferred Shares and Ordinary Shares of the Company to the holder thereof, and, if insufficient Series E1/E2/E3 Preferred Amount for a distribution among the holders of Series E Preferred Shares, then the entire assets and funds of the Company legally available for distribution to such holders shall be distributed ratably among the holders of Series E Preferred Shares in proportion to the aggregate Series E1/E2/E3 Preferred Amount that each such holder is otherwise entitled to receive.

(iv)                  If there are any assets or funds remaining after the Series E1/E2/E3 Preferred Amount has been distributed or paid in full to the holders of Series E Preferred Shares pursuant to Article 47(a)(i) above, then 120% of the Series D Issue Price (the “Series D Preferred Amount”) shall be first distributed in respect of each Series D Preferred Share prior to the holders thereof and in preference to any distribution in respect of Series C+ Preferred Shares, Series C Preferred Shares, Series B Preferred Shares, Series A2 Preferred Shares, Series A1 Preferred Shares, Series A Preferred Shares, Series Seed Preferred Shares and Ordinary Shares of the Company to the holders thereof, and, if insufficient Series D Preferred Amount for a distribution among the holders of Series D Preferred Shares, then the entire assets and funds of the Company legally available for distribution to such holders shall be distributed ratably among the holders of Series D Preferred Shares in proportion to the aggregate Series D Preferred Amount that each such holder is otherwise entitled to receive.

(v)                     If there are any assets or funds remaining after the Series D Preferred Amount has been distributed or paid in full to the holders of Series D Preferred Shares pursuant to Article 47(a)(iv) above, then 120% of the Series C+ Issue Price (the “Series C+ Preferred Amount”) shall be first distributed in respect of each Series C+ Preferred Share to the holders thereof prior and in preference to any distribution in respect of the Series C Preferred Shares, Series B Preferred Shares, Series A2 Preferred Shares, Series A1 Preferred Shares, Series A Preferred Shares, Series Seed Preferred Shares and Ordinary Shares of the Company to the holders thereof, and, if insufficient Series C+ Preferred Amount for a distribution among the holders of Series C+ Preferred Shares, then the entire assets and funds of the Company legally available for distribution to such holders shall be distributed ratably among the holders of Series C+ Preferred Shares in proportion to the aggregate Series C+ Preferred Amount that each such holder is otherwise entitled to receive.

(vi)                  If there are any assets or funds remaining after the Series C+ Preferred Amount has been distributed or paid in full to the holders of Series C+ Preferred Shares pursuant to Article 47(a)(v) above, then 120% of the Series C Issue Price (the “Series C Preferred Amount”) shall be first distributed in respect of each Series C Preferred Share to the holders thereof prior and in preference to any distribution  in respect of the Series B Preferred Shares, Series A2 Preferred Shares, Series A1 Preferred Shares, Series A Preferred Shares, Series Seed Preferred Shares and Ordinary Shares of the Company to the holders thereof, and, if insufficient Series C Preferred Amount for a distribution among the holders of Series C Preferred Shares, then the entire assets and funds of the Company legally available for distribution to such holders shall be distributed ratably among the holders of Series C Preferred Shares in proportion to the aggregate Series C Preferred Amount that each such holder is otherwise entitled to receive.

(vii)               If there are any assets or funds remaining after the Series C Preferred Amount has been distributed or paid in full to the holders of Series C Preferred Shares pursuant to Article 47(a)(vi) above, then 120% of the Series B Issue Price (the “Series B Preferred Amount”) shall be first distributed in respect of each Series B Preferred Share to the holders thereof prior and in preference to any distribution to in respect of the Series A2 Preferred Shares, Series A1 Preferred Shares, Series A Preferred Shares, Series Seed Preferred Shares and Ordinary Shares of the Company to the holders thereof, and, if insufficient Series B Preferred Amount for a distribution among the holders of Series B Preferred Shares, then the entire assets and funds of the Company legally available for distribution to such holders shall be distributed ratably among the holders of Series B Preferred Shares in proportion to the aggregate Series B Preferred Amount that each such holder is otherwise entitled to receive.

(viii)            If there are any assets or funds remaining after the Series B Preferred Amount has been distributed or paid in full to the holders of Series B Preferred Shares pursuant to Article 47(a)(vii) above, then 120% of the Series A2 Issue Price in the case of the Series A2 Preferred Shares and 120% of the Series A1 Issue Price in the case of the Series A1 Preferred Shares (the “Series A1/A2 Preferred Amount”) shall be first distributed in respect of each Series A1 Preferred Share (or each Series A2 Preferred Share, as the case may be) to the holders thereof prior and in preference to any distribution in respect of the Series A Preferred Shares, Series Seed Preferred Shares and Ordinary Shares of the Company to the holders thereof, and, if insufficient Series A1/A2 Preferred Amount for a distribution among the holders of Series A1 Preferred Shares and Series A2 Preferred Shares, then the entire assets and funds of the Company legally available for distribution to such holders shall be distributed ratably among the holders of Series A1 Preferred Shares and Series A2 Preferred Shares in proportion to the aggregate Series A1/A2 Preferred Amount that each such holder is otherwise entitled to receive.

(ix)                  If there are any assets or funds remaining after the Series A1/A2 Preferred Amount has been distributed or paid in full to the holders of Series A1 Preferred Shares and Series A2 Preferred Shares pursuant to Article 47(a)(viii) above, then 120% of the Series A Issue Price thereon (the “Series A Preferred Amount”) shall be first distributed in respect of each Series A Preferred Shares to the holders thereof prior and in preference to any distribution in respect of the Series Seed Preferred Shares and Ordinary Shares of the Company to the holders thereof, and, if insufficient Series A Preferred Amount for a distribution among the holders of Series A Preferred Shares, then the entire assets and funds of the Company legally available for distribution to such holders shall be distributed ratably among the holders of Series A Preferred Shares in proportion to the aggregate Series A Preferred Amount that each such holder is otherwise entitled to receive.

(x)                     If there are any assets or funds remaining after the Series A Preferred Amount has been distributed or paid in full to the holders of Series A Preferred Shares pursuant to Article 47(a)(ix) above, then 120% of the Series Seed Issue Price thereon (the “Series Seed Preferred Amount”) shall be first distributed in respect of each Series Seed Preferred Shares to the holders thereof prior and in preference to any distribution in respect of the Ordinary Shares of the Company to the holders thereof, and, if insufficient Series Seed Preferred Amount for a distribution among the holders of Series Seed Preferred Shares, then the entire assets and funds of the Company legally available for distribution to such holders shall be distributed ratably among the holders of Series Seed Preferred Shares in proportion to the aggregate Series Seed Preferred Amount that each such holder is otherwise entitled to receive.

(xi)                  After setting aside or paying in full the Series G Preferred Amount, the Series F Preferred Amount, the Series E1/E2/E3 Preferred Amount, the Series D Preferred Amount, the Series C+ Preferred Amount, the Series C Preferred Amount, the Series B Preferred Amount, the Series A1/A2 Preferred Amount, the Series A Preferred Amount and the Series Seed Preferred Amount due pursuant to paragraphs (i) to (x) above, the remaining assets of the Company available for distribution to the Members, if any, shall be distributed to the holders of Ordinary Shares and Preferred Shares on a pro rata basis, based on the number of Ordinary Shares then held by each holder on an as-converted basis.

(b)         If the Company is dissolved and liquidated for any reason attributable to:

(i)                         any of the Founders, the Founder Holdcos or Founder Investment Entities (including the liquidation of the Company due to any act of any Founder, Founder Holdco or Founder Investment Entity that improperly damages the interest of the Company or any of the Group Companies or any Preferred Shareholder);

(ii)                      any fact or circumstance regarding any Group Companies (other than the Domestic Parent and the Pre-Merger Entities) that exists prior to the Series G+ Closing Date;

(iii)                   any fact or circumstance regarding the Domestic Parent and the Pre-Merger Entities that exists during the period between the Merger Date and the Series G+ Closing Date; or

(iv)                  any material breach of any of the Transaction Documents by any Founder or Founder Holdco or Founder Investment Entity,

and, (1) the amount of liquidation distribution received by holders of any relevant class of Preferred Shares in accordance with Article 47(a) above (net of the accumulated amount of any declared and paid dividends) is less than (2) the total investment made by holders of such class, plus a return calculated at a simple interest rate of 8% per annum from the date of actual investment into the Company (in the case of Series G Preferred Shares), the total investment made by holders of such class, plus a return calculated at a simple interest rate of 10% per annum from the date of actual investment into the Company (in the case of Series F Preferred Shares. For All-Stars PEIISP I Limited such date shall mean February 19, 2020 and for All-Stars PESP IX Limited such date shall mean December 5, 2019), or the total investment made by holders of such class, plus a return calculated at a simple interest rate of 8% per annum from the date of actual investment into the Company (in the case of Series E2 Preferred Shares), or the total investment made by holders of such class, plus a return calculated at a simple interest rate of 8% per annum from the date of actual capital contributions into the Domestic Parent or its Affiliate (in the case of Series D Preferred Shares, Series C+ Preferred Shares and Series C Preferred Shares), or the total investment made by holders of such class, plus a return calculated at a simple interest rate of 8% per annum from the date of payment of the equity transfer price to Ningbo Juying under Juying ETA (in the case of the Series E1 Preferred Shares), or the total investment made by holders of such class, plus a return calculated at a simple interest rate of 8% per annum from the date of actual capital contributions into Shanghai Junzheng and/or Shanghai Junfeng or their Affiliate (including Autokey Inc. and Shanghai Jingyao Network Technology Co., Ltd., “Jingyao”) (in the case of the other Preferred Shares), through the date of payment of such liquidation distribution, the Founders, the Founder Holdcos and Founder Investment Entities shall, jointly and severally and to the extent of the liquidation distributions paid or payable to them pursuant to Article 47(a) above, make up for the difference between (1) and (2) above by making compensation payments in cash to holders of each such relevant class of Preferred Shares, in accordance with the priority order and manner of distribution set forth in Article 47(a) above.

If the Company is dissolved and liquidated for any reason attributable to:

(i)        any fact or circumstance regarding the Domestic Parent and the Pre-Merger Entities that exists prior to the Merger Date; or

(ii)       any matter regarding Youon Technology that exists prior to the Merger Date; or

(iii)      any material breach by Youon Technology prior to the Merger Date of any provisions in the Series C SPA, the Pre-Series C+ SPA, the articles of association and joint venture contract of Domestic Patent that were in effect prior to the Series D Closing Date, the Strategic Cooperation Agreement, the Business Cooperation Agreement or the Intellectual Property Agreement,

and, (1) the amount of liquidation distribution received by holders of any relevant class of Preferred Shares in accordance with Article 47(a) above (net of the accumulated amount of any declared and paid dividends) is less than (2) the total investment made by holders of such class, plus a return calculated at a simple interest rate of 8% per annum from the date of actual investment into the Company (in the case of Series G Preferred Shares), the total investment made by holders of such class, plus a return calculated at a simple interest rate of 10% per annum from the date of actual investment into the Company (in the case of Series F Preferred Shares. For All-Stars PEIISP I Limited such date shall mean February 19, 2020 and for All-Stars PESP IX Limited such date shall mean December 5, 2019), or the total investment made by holders of such class, plus a return calculated at a simple interest rate of 8% per annum from the date of actual investment into the Company (in the case of Series E2 Preferred Shares), or the total investment made by holders of such class, plus a return calculated at a simple interest rate of 8% per annum from the date of actual capital contributions into the Domestic Parent or its Affiliate (in the case of Series D Preferred Shares, Series C+ Preferred Shares and Series C Preferred Shares), or the total investment made by holders of such class, plus a return calculated at a simple interest rate of 8% per annum from the date of payment of the equity transfer price to Ningbo Juying under Juying ETA (in the case of the Series E1 Preferred Shares), or the total investment made by holders of such class, plus a return calculated at a simple interest rate of 8% per annum from the date of actual capital contributions into Shanghai Junzheng and/or Shanghai Junfeng or their Affiliate (including Autokey Inc. and Jingyao) (in the case of the other Preferred Shares), through the date of payment of such liquidation distribution, Youon Parties shall, to the extent of the liquidation distributions paid or payable to them pursuant to Article 47(a) above, make up for the difference between (1) and (2) above by making compensation payments in cash to holders of each such relevant class of Preferred Shares, in accordance with the priority order and manner of distribution set forth in Article 47(a) above.

(c)          If the Company is dissolved and liquidated for any reason attributable to:

(i)                         the possession of assets of any Group Company through unlawful means by any Founder; or

(ii)                      the misappropriation of assets of any Group Company by any Founder; or

(iii)                   any breach of non-compete or confidentiality obligations of any Founder under Section 8.6 or Section 8.9 of the Shareholders Agreement,

and, (1) the amount of liquidation distribution received by holders of any relevant class of Preferred Shares in accordance with Article 47(a) above (net of the accumulated amount of any declared and paid dividends) is less than (2) the total investment made by holders of such class, plus a return calculated at a simple interest rate of 8% per annum from the date of actual investment into the Company (in the case of Series G Preferred Shares), the total investment made by holders of such class, plus a return calculated at a simple interest rate of 10% per annum from the date of actual investment into the Company (in the case of Series F Preferred Shares. For All-Stars PEIISP I Limited such date shall mean February 19, 2020 and for All-Stars PESP IX Limited such date shall mean December 5, 2019), or the total investment made by holders of such class, plus a return calculated at a simple interest rate of 8% per annum from the date of actual investment into the Company (in the case of Series E2 Preferred Shares), or the total investment made by holders of such class, plus a return calculated at a simple interest rate of 8% per annum from the date of actual capital contributions into the Domestic Parent or its Affiliate (in the case of Series D Preferred Shares, Series C+ Preferred Shares and Series C Preferred Shares), or the total investment made by holders of such class, plus a return calculated at a simple interest rate of 8% per annum from the date of payment of the equity transfer price to Ningbo Juying under Juying ETA (in the case of the Series E1 Preferred Shares), or the total investment made by holders of such class, plus a return calculated at a simple interest rate of 8% per annum from the date of actual capital contributions into Shanghai Junzheng and/or Shanghai Junfeng or their Affiliate (including Autokey Inc. and Jingyao) (in the case of the other Preferred Shares), through the date of payment of such liquidation distribution, each Founder shall, on a several and not joint basis and to the extent of the liquidation distributions paid or payable to it pursuant to Article 47(a) above, make up for the difference between (1) and (2) above by making compensation payments in cash to holders of each such relevant class of Preferred Shares, in accordance with the priority order and manner of distribution set forth in Article 47(a) above. With respect to a Founder, the Founder Holdco held by him and the Founder Investment Entity under his Trust shall be jointly and severally liable with it for such its liabilities under this Article 47(c).

For the avoidance of doubt, if a decision made by any Founder as a Director and/or an officer of any Group Company is compliant with all applicable provisions in these Articles and the constitutional documents of such Group Company and all applicable Laws and a claim is made against such Founder with respect to such decision, such decision shall not be regarded as an act of willful misconduct or gross negligence of such Founder and such Founder shall not assume any liabilities under this Article 47(c) with respect to such claim.

Notwithstanding anything to the contrary in these Articles, if any Liquidation Event is waived pursuant to the provisions of these Articles, then such waiver shall not in any event affect the right of All-Stars under Article 8 (for the avoidance of doubt, a waiver of a Liquidation Event shall in no event be deemed as a Sale Event).

(d)         (A) An Asset Sale can be unilaterally declined by All-Stars, if All-Stars cannot receive the full amount of proceeds that All-Stars is entitled to receive from the Asset Sale pursuant to this Article 47 (d)(F) below (the “ASI Sale Proceeds”), or if the ASI Sale Proceeds to be paid or distributed to All-Stars are not in U.S. dollars (the “ASI Refusal Right). Provided that if All-Stars is to receive ASI Sale Proceeds in U.S. dollars in a manner that complies with this Article 47(d) or if the ASI Buyout Purchaser delivers the ASI Buyout Offer to All-Stars pursuant to this Article 47(d), then ASI shall not exercise its ASI Refusal Right.  In the event of a proposed Asset Sale, the consideration of which may be paid in currencies other than U.S. dollars to the Group Companies, then the Company, any Shareholder of the Company other than All-Stars, the acquirer in the Asset Sale, and/or any Affiliate of such Shareholder of the Company or of the acquirer in the Asset Sale (the “ASI Buyout Purchaser”) may deliver an irrevocable legally binding written offer (the “ASI Buyout Offer”) to purchase all the Shares then held by All-Stars in the Company at a price that equals the ASI Sale Proceeds in U.S. dollars (the “ASI Buyout Price”).

(B) The ASI Buyout Offer shall: (i) provide that the ASI Buyout Price shall be paid to and received by All-Stars (x) simultaneously with the transfer of all of the Shares then held by All-Stars to the ASI Buyout Purchaser, free of any encumbrances, (y) under conditions and terms no less economically favorable than those applied to any and all other Shareholders receiving any proceeds from the Asset Sale, and (z) on or before any and all other Shareholders receives their respective proceeds from the Asset Sale (if any), and (ii) contain customary governing law and dispute resolution clauses.

(C) Within seven (7) Business Days after the receipt of the ASI Buyout Offer (the “Offer Period”), All-Stars shall elect to (a) reject the ASI Buyout Offer but at the same time waive the ASI Refusal Right in respect of the proposed Asset Sale, or (b) accept the ASI Buyout Offer and cooperate with the ASI Buyout Purchaser to complete the sale of all All-Stars’ Shares subject to and in compliance with the terms and conditions as set forth in the ASI Buyout Offer, or (c) give written notice to Company.  If pursuant to the ASI Buyout Offer, (i) the consideration for all the Shares then held by All-Stars in the Company is less than the ASI Buyout Price, (ii) the ASI Buyout Price will be paid to All-Stars after any other Shareholder receives its proceeds from the Asset Sale (if any), (iii) the terms of the ASI Buyout Offer conflicts with this Article 47(d), or (iv) the terms of the ASI Buyout Offer gives ASI a return less than those set out in Article 47(d)(F), then All-Stars may give a written notice to the Company listing all requests identified by All-Stars and requiring the Company to cure such ASI Buyout Offer, and the Offer Period shall restart upon All-Star’s receipt of a revised ASI Buyout Offer, and All-Stars shall not raise further requests to revise the ASI Buyout Offer unless the Company fails to satisfy the requests set forth in the prior written notice.  In the event that All-Stars does not make an election or written notification within the Offer Period, then it shall be deemed that All-Stars elects to reject the ASI Buyout Offer but at the same time waive the ASI Refusal Right in respect of the proposed Asset Sale.

(D) The Company shall use best effort to ensure that (i) in the contract with the acquirer in the Asset Sale, the Asset Sale shall not be completed before All-Stars receives the ASI Buyout Price in US dollars, and (ii) no other Shareholders shall be distributed with the proceeds from such Asset Sale before All-Stars receives the ASI Buyout Price.

(E) If the Asset Sale is terminated for any reason (an “Aborted Asset Sale”), then the transaction under the ASI Buyout Offer shall be terminated and unwound and any future Asset Sale after the Aborted Asset Sale shall be subject to this Article 47(d).

(F) Without limiting the generality of the foregoing, in the event of an Asset Sale, all after-tax proceeds received by the Group Companies therefrom shall be distributed in the following priority order and manner:

(i) firstly, each holder of the Series G Preferred Shares shall be entitled to the higher of: (i) 120% of the Series G Issue Price of each Series G Preferred Share held by such holder; or (ii) 100% of the Series G Issue Price of each Series G Preferred Share held by such holder plus a return calculated at a simple interest rate of 8% per annum from the date of actual investment of such holder of the Series G Preferred Shares into the Company, or (iii) the amount such holder of Series G Preferred Shares is entitled to with respect to the Series G Preferred Shares it holds if all proceeds received from the Asset Sale are distributed among all Members on a pro rata basis, and the pro rata share of each holder of Series G Preferred Shares shall be determined according to the aggregate number of Ordinary Shares (only converted by the Series G Preferred Shares) then held by such holder of Series G Preferred Shares on an issued and outstanding and as-converted basis immediately prior to the closing of the Asset Sale in relation to the aggregate number of Ordinary Shares then held by all Members on an issued and outstanding and as-converted basis immediately prior to the closing of the Asset Sale;

(ii) secondly, after the full payment to the holders of the Series G Preferred Shares pursuant subsection (i) above, each holder of the Series F Preferred Shares shall be entitled to the higher of: (i) 120% of the Series F Issue Price of each Series F Preferred Share held by such holder; or (ii) 100% of the Series F Issue Price of each Series F Preferred Share held by such holder plus a return calculated at a simple interest rate of 10% per annum from the date of actual investment of such holder of the Series F Preferred Shares into the Company (for All-Stars PEIISP I Limited such date shall mean February 19, 2020 and for All-Stars PESP IX Limited such date shall mean December 5, 2019), or (iii) the amount such holder of Series F Preferred Shares is entitled to with respect to the Series F Preferred Shares it holds if all proceeds received from the Asset Sale are distributed among all Members on a pro rata basis, and the pro rata share of each holder of Series F Preferred Shares shall be determined according to the aggregate number of Ordinary Shares (only converted by the Series F Preferred Shares) then held by such holder of Series F Preferred Shares on an issued and outstanding and as-converted basis immediately prior to the closing of the Asset Sale in relation to the aggregate number of Ordinary Shares then held by all Members on an issued and outstanding and as-converted basis immediately prior to the closing of the Asset Sale; and

(ii) thirdly, after the full payment to the holders of the Series F Preferred Shares pursuant subsection (ii) above, the remaining proceeds shall be distributed to all Members of the Company (excluding holders of Series G Preferred Shares and Series F Preferred Shares in respect of the Series G Preferred Shares and Series F Preferred Shares) on a “relative pro rata basis”. For the purpose of this Article 41 (d)(F)(ii), “relative pro rata basis” shall be determined according to the aggregate number of Ordinary Shares (excluding those convertible from Series G Preferred Shares and Series F Preferred Shares) then held by such Member on an issued and outstanding and as-converted basis immediately prior to the closing of the Asset Sale in relation to the aggregate number of Ordinary Shares (excluding those convertible from Series G Preferred Shares and Series F Preferred Shares) then held by all such Members on an issued and outstanding and as-converted basis immediately prior to the closing of the Asset Sale.

(iii)  Notwithstanding the foregoing, in the event of an Asset Sale, in which any Member is the acquirer of the transferred Assets in such Asset Sale, All-Stars shall be entitled to the higher of: (i) 120% of the Series F Issue Price of each Series F Preferred Share held by such holder; (ii) 100% of the Series F Issue Price of each Series F Preferred Share held by such holder plus an IRR of 12.5% from the date of actual investment of All-Stars of such Series F Preferred Share into the Company (for All-Stars PEIISP I Limited such date shall mean February 19, 2020 and for All-Stars PESP IX Limited such date shall mean December 5, 2019); or (iii) the amount All-Stars is entitled to with respect to the Series F Preferred Shares it holds if all proceeds received from the Asset Sale are distributed among all Members on a pro rata basis before the distribution of the proceeds received from such Asset Sale to other Members of the Company. After the full payment pursuant to the foregoing sentences in this subsection (iii), All-Stars shall not participate in the distribution of the remaining proceeds received from such Asset Sale. For the purpose of the Shareholders Agreement, “IRR” means the internal annualized effective compounded rate of return actually earned by the All-Stars on its cash investment to purchase shares of the Company. The internal rate of return shall take into account the amount and timing of all (i) cash dividends and distributions, if any, to All-Stars in respect of the shares of the Company owned by it, (ii) cash proceeds from the sale or other disposition of any such shares of the Company and (iii) any marketable securities received in respect of such shares of the Company.

(e)                      in the event of a Trade Sale other than an Asset Sale, (1) each holder of the Series G Preferred Shares shall have the right to sell all or a portion of its Series G Preferred Shares  in such Trade Sale, in the first priority to any other Members of the Company, with a purchase price for each Series G Preferred Share the greater of (i) 120% of the Series G Issue Price; or (ii) 100% of the Series G Issue Price plus a return calculated at a simple interest rate of 8% per annum from the date of actual investment of such holder of such Series G Preferred Share into the Company and (2) each holder of the Series F Preferred Shares holder shall have the right to sell all or a portion of its Series F Preferred Shares in such Trade Sale, in the second priority to any other Shareholders (other than the holders of Series G Preferred Shares) of the Company, with a purchase price for each Series F Preferred Share the greater of (i) 120% of the Series F Issue Price or (ii) 100% of the Series F Issue Price plus a return calculated at a simple interest rate of 10% per annum from the date of actual investment of such holder of such Series F Preferred Share into the Company (for All-Stars PEIISP I Limited such date shall mean February 19, 2020 and for All-Stars PESP IX Limited such date shall mean December 5, 2019).

The proceeds from a Trade Sale other than an Asset Sale shall be distributed in the following priority order and manner:

(i) firstly, each holder of the Series G Preferred Shares shall be entitled to the higher of: (i) 120% of the Series G Issue Price in respect of each Series G Preferred Share sold or transferred by such holder in the Trade Sale, or (ii) 100% of the Series G Issue Price in respect of each Series G Preferred Share sold or transferred by such holder in the Trade Sale plus a return calculated at a simple interest rate of 8% per annum from the date of actual investment of holder of such Series G Preferred Share into the Company, or (iii) the amount such holder of Series G Preferred Shares is entitled to with respect to the Series G Preferred Shares it sold or transferred in the Trade Sale if all proceeds received from the Trade Sale are distributed among all Members, which have sold or transferred their Shares in the Trade Sale (the “Participating Shareholders”) on a pro rata basis, and the pro rata share of each holder of Series G Preferred Shares shall be determined according to the aggregate number of Ordinary Shares convertible from the Series G Preferred Shares sold or transferred by such holder of Series G Preferred Shares in such Trade Sale on an issued and outstanding and as-converted basis immediately prior to the closing of the Trade Sale in relation to the aggregate number of Ordinary Shares sold or transferred by all Participating Shareholders in such Trade Sale on an issued and outstanding and as-converted basis immediately prior to the closing of the Trade Sale; and

(ii) secondly, after the full payment to the holders of the Series G Preferred Shares pursuant to subsection (i) above, each holder of the Series F Preferred Shares shall be entitled to the higher of: (i) 120% of the Series F Issue Price in respect of each Series F Preferred Share sold or transferred by such holder in the Trade Sale; or (ii) 100% of the Series F Issue Price in respect of each Series F Preferred Share sold or transferred by such holder in the Trade Sale plus a return calculated at a simple interest rate of 10% per annum from the date of actual investment of holder of such Series F Preferred Share into the Company (for All-Stars PEIISP I Limited such date shall mean February 19, 2020 and for All-Stars PESP IX Limited such date shall mean December 5, 2019), or

(iii) the amount such holder of Series F Preferred Shares is entitled to with respect to the Series F Preferred Shares it sold or transferred in the Trade Sale if all proceeds received from the Trade Sale are distributed among all Participating Shareholders on a pro rata basis, and the pro rata share of each holder of Series F Preferred Shares shall be determined according to the aggregate number of Ordinary Shares convertible from the Series F Preferred Shares sold or transferred by such holder of Series F Preferred Shares in such Trade Sale on an issued and outstanding and as-converted basis immediately prior to the closing of the Trade Sale in relation to the aggregate number of Ordinary Shares sold or transferred by all Participating Shareholders in such Trade Sale on an issued and outstanding and as-converted basis immediately prior to the closing of the Trade Sale;

(iii) thirdly, after the full payment to the holders of the Series G Preferred Shares and the Series F Preferred Shares pursuant to subsection (i) and (ii) above, the remaining proceeds shall be distributed to all Participating Shareholders of the Company (excluding holders of Series G Preferred Shares and Series F Preferred Shares in respect of the Series G Preferred Shares and Series F Preferred Shares) on a “relative pro rata basis”. For the purpose of this Article 47(e)(ii), “relative pro rata basis” shall be determined according to the aggregate number of Ordinary Shares sold or transferred by such Participating Shareholder in such Trade Sale on an issued and outstanding and as-converted basis immediately prior to the closing of the Trade Sale (excluding those convertible from Series G Preferred Shares and Series F Preferred Shares sold or transferred in the Trade Sale) in relation to the aggregate number of Ordinary Shares sold or transferred by all Participating Shareholders on an issued and outstanding and as-converted basis immediately prior to the closing of the Trade Sale (excluding those convertible from Series G Preferred Shares and Series F Preferred Shares sold or transferred in the Trade Sale).

(iv) Notwithstanding the foregoing, in the event of a Trade Sale (other than an Asset Sale) in which any Member (including with or such Member’s Affiliates) is the TS Transferee then the TS Transferee shall firstly offer to acquire all of the Series F Preferred Shares held by All-Stars only (which offer may be rejected by All-Stars in its sole discretion) at such a share sale price that results in a minimum IRR of 12.5% calculated from the date of actual investment of All-Stars of its Series F Preferred Share into the Company (for All-Stars PEIISP I Limited such date shall mean February 19, 2020 and for All-Stars PESP IX Limited such date shall mean December 5, 2019) to All-Stars with respect to its Series F Preferred Shares before the purchase of any other Share held by other Members of the Company but after the purchase of any Series G Preferred Share held by the holders of the Series G Preferred Shares pursuant to subsection (i) above. After the full payment pursuant to the foregoing sentences in this subsection (ii), All-Stars shall not participate in the distribution of the remaining proceeds received from such Trade Sale solely with respect to all Series F Preferred Shares sold or transferred by it in such Trade Sale.

(v) In the event that the holders of Series G Preferred Shares or Series F Preferred Shares did not elect to participate in a Trade Sale (including a Trade Sale in Article 47(e)(iv) above) pursuant to the terms of Article 47(d) and Article 47(e) (including the minimum distribution amount to be distributed to the holders of Series G Preferred Shares or Series F Preferred Shares), the holders of Series G Preferred Shares or Series F Preferred Shares shall have the right to participate in such Trade Sale (including a Trade Sale in Article 47(e)(iii) above on the same terms and conditions as specified in any transfer notice utilized in such Trade Sale  by notifying the TS Transferee within seven (7) days of any party in a Trade Sale receiving a transfer notice.  The holders of Series G Preferred Shares or Series F Preferred Shares must be notified of any Member receiving a transfer notice.  The notice from the holders of Series G Preferred Shares or Series F Preferred Shares to the TS Transferee shall indicate the number of Equity Securities the holders of Series G Preferred Shares or Series F Preferred Shares wishes to Transfer.  The share certificate or certificates that the holders of Series G Preferred Shares or Series F Preferred Shares delivers to the TS Transferee pursuant to this section shall be transferred to the TS Transferee in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the transfer notice, and the TS Transferee shall concurrently therewith remit to the holders of Series G Preferred Shares or Series F Preferred Shares that portion of the sale proceeds to which the holders of Series G Preferred Shares or Series F Preferred Shares are entitled by reason of its participation in such sale.

(f)                       Each Member shall bear and pay any tax of any nature that is required by applicable Law arising out of the distribution of respective proceeds received in a Trade Sale.

(g)                      The “date of actual investment”, the “date of actual capital contributions” and the “date of payment of the equity transfer price” in this Article 47 shall mean the date of actual payment of relevant investment amount, capital contributions or equity transfer price (as the case may be)  pursuant to the Prior SPAs, and the date of issuance of any Shares, the date of closing or the date of payment under the Flip-up Subscription SPA or the ESOP Subscription SPA shall not be regarded as such “date of actual investment”, “date of actual capital contributions” or “date of payment of the equity transfer price”.

48                                  TRANSFER BY WAY OF CONTINUATION

The Company may, subject to the provisions of the Statue the other provisions in these Articles and the Shareholders Agreement, with the approval of a Special Resolution, transfer and be registered by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and be de-registered in the Cayman Islands.

49                                  AMENDMENT OF THE MEMORANDUM AND ARTICLES

Subject to the Statutes and the other provisions in these Articles and the Shareholders Agreement, the Company may by Special Resolution change its name or alter or amend these Articles and/ or the Memorandum of Association in whole or in part.